Exhibit T3B.157

SECOND

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PARKWAY PLACE LIMITED PARTNERSHIP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”), is entered into effective as of             , 2000, by and among (i) COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (herein referred to sometimes as “Colonial GP”) and sometimes as a “General Partner”), (ii) PARKWAY PLACE, INC., an Alabama corporation (herein referred to sometimes as “CBL-GP” and sometimes as a “General Partner”), (iii) COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership, (herein referred to sometimes as “Colonial-LP”), (iv) CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (herein referred to sometimes as “CBL-LP”, and (v) PARISIAN, INC., an Alabama corporation (herein referred to sometimes as “Parisian-LP”).    References herein to ”Limited Partners”, without other designation, include Colonial-LP, CBL-LP and Parisian-LP, except as the context otherwise requires, and references herein to “Partners,” without other designation, include the General Partners and the Limited Partners, except as the context otherwise requires.

WHEREAS, Parkway Place Limited Partnership (the “Partnership”) has been organized to engage in the business of acquiring, selling, owning, operating, developing and leasing real and personal property;

WHEREAS, CBL-GP and CBL-LP were the initial partners of the Partnership pursuant to that certain Agreement of Limited Partnership of Parkway Place Limited Partnership dated November 30, 1998 (the “Initial Agreement”);

WHEREAS, the Initial Agreement was amended and restated on the terms of that certain Amended and Restated Agreement of Limited Partnership of Parkway Place Limited Partnership dated December 9, 1998 (the “First Amended and Restated Agreement”) by and between CBL-GP, CBL-LP, Colonial-GP and Colonial-LP to reflect the admission of Colonial-GP and Colonial-LP to the Partnership and the amendment and restatement of the terms of the Initial Agreement;

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WHEREAS, by Assignment of Partnership Interest of even date herewith, Parisian-LP has been admitted to the Partnership as a Limited Partner with an interest in the Partnership of ten percent (10%) and, in return for such interest, Parisian-LP and/or its Affiliates have terminated or have committed to the termination of certain leases with respect to or impacting the Project, namely the Montgomery Ward Lease, the Parisian Prior Lease and the McRae’s Lease, each as defined in Article III below; and

WHEREAS, the Partners of the Partnership now desire to amend and restate the First Amended and Restated Agreement to reflect the admission of Parisian-LP as a Limited Partner and to set forth certain agreements and provisions with respect to the Parisian-LP Partnership Interest.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto do hereby amend and restate the First Amended and Restated Agreement and the terms and provisions of the agreement governing the Partnership shall be as set forth herein as of the date first above written. The Partners hereby agree as follows:

DEFINITIONS

In addition to the other terms that are defined throughout this Agreement, the following terms, whenever set forth in initial capitals in this Agreement, shall have the respective meanings set forth herein below, except as otherwise expressly provided herein, or unless the context otherwise requires:

“Accountants” - Arthur Andersen LLP, or such other firm of nationally recognized, independent certified public accountants as may be selected by the General Partners.

“Acquisition Funds” - See Section 2.2(c)(i).

“Act” - See Section 1.1.

“Additional Capital Funds” - See Section 2.2(c)(iii).

“Affiliate” - When used with reference to a specified Person, (i) any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, the specified Person, (ii) any Person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner

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of 5% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 5% or more of any class of equity securities, (iv) any spouse of the specified Person who makes his or her home with that of the specified Person, or (v) any son, daughter or other lineal descendant of the specified person or any trust for his, her or their benefit. Affiliates of a Partner do not include a Person who is a partner in any partnership or joint venture with such Partner, if such Person is not otherwise an Affiliate of such Partner. Furthermore, for the purposes of this definition, the ownership of stock, shares or any other equity interest in any general or limited partnership, firm, corporation, trust, not for profit or voluntary association, or other form of business, governmental (or any agency or political subdivision thereof) or juridical entity shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code. This definition shall not be construed as creating third party liability to any person not otherwise liable to third partners under applicable law. As used in this definition, the word “control” shall have the meaning specified for that word in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, as the same exists on the date of this Agreement. Notwithstanding anything in the this definition of “Affiliate” to the contrary or in this Agreement, no Partner shall be deemed “affiliated” with another Partner solely by virtue of the ownership of interests in this Partnership.

“Capital Contribution” - See Section 2.1(a).

“CBL-GP” – Parkway Place, Inc., an Alabama corporation.

“CBL-LP” - CBL & Associates Limited Partnership, a Delaware limited partnership.

“Certificate of Limited Partnership” - See Section 1.7.

“Code” - The Internal Revenue Code of 1986, as amended.

“Colonial-GP” – Colonial Realty Limited Partnership, a Delaware limited partnership.

“Colonial-LP” – Colonial Realty Limited Partnership, a Delaware limited partnership.

“Construction Period” - The period of time beginning on the date of this Agreement and concluding when the construction of the Project is completed and any construction loan or financing is replaced by permanent financing with recourse that is limited to the Project, except for standard carve-outs for fraud, environmental, etc.

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“Control” - See Section 1.3(d).

“Controlling Interests” - See Section 8.3(a)(ii).

“Default Amount” - See Section 2.2(e).

“Default Lender” - See Section 2.2(e).

“Default Loan” - See Section 2.2(e).

“Defaulting Partner” - See Section 2.2(e).

“Impasse” - The failure of a General Partner to give its consent or approval relative to the following items: (i) the budget for re-development of the Project; (ii) the initial annual budget for the operation of the Project; (iii) the initial site plan and development plan for the re-development of the Project; (iv) any financing or refinancing of Partnership debt; and/or (v) any expenditure of funds on cost overruns on any re-development budget and/or operating budget that will materially reduce the free and clear return to the Partnership. An Impasse shall occur on the day after the last day on which any consent or approval is permitted to be given pursuant to any provision of this Agreement and on which a General Partner has failed to give such consent or approval and, if no such time period is specified under this Agreement, then the Impasse may be deemed to occur on the day after the last day on which consent or approval was to be given as set forth in the notice to the a General Partner setting forth the Impasse; provided, however, said response time set forth in said notice must be reasonable (for purposes of this definition, response time of at least ten (10) days or more shall conclusively be deemed reasonable). Notwithstanding the preceding sentence, approvals that are “deemed” to be given due to a failure to respond within certain time parameters specifically set forth in this Agreement shall not be considered an Impasse.

“Impasse Notice” - See Section 8.4(a).

“Improvements” - See Section 1.4.

“Indirect Transfer” - See Section 8.3(a)(i).

“Initial Capital Contribution” - See Section 2.1(a).

“Interest Rate” - See Section 2.2(e).

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“Legal Requirements” - All currently existing or future laws, statutes, or ordinances, including building codes, zoning regulations, environmental protection and safety laws, OSHA requirements, and the orders, rules, regulations, directives and requirements of any Governmental Authority which are applicable to the Project; all currently existing or future requirements, obligations, terms, restrictions, provisions and conditions of all documents by which the Project, the Partnership or any of its property is now or hereafter bound, whether or not of record; and all currently existing or future rules, regulations and requirements of all insurance policies issued to the Partnership insuring the Partnership or any of its property.

“Licenses” - See Section 10.2(e).

“McRae’s Lease” – See Article III.

“Montgomery Ward Lease” – See Article III.

“Net Cash Flow” - See Exhibit D Section 4.4(b).

“Net Cash Proceeds from Refinancing” - See Exhibit D Section 4.5(b).

“Net Income or Net Loss” shall mean, for each Fiscal Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period, as determined for federal income tax purposes, determined by the Partnership’s Accountants in accordance with Section 703 (a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)    any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b)     any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a) (2)(B) expenditures under Section 704(b) of the Code or Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c)    gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of such property (as the same may be restated or otherwise adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)) rather than its adjusted tax basis;

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(d)     in lieu of the depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation as determined under Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3);

(e)    in the event the book value of any Partnership asset is restated and/or adjusted pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment shall be taken into account as additional Net Income or Net Loss, as the case may be;

(f)    in the event of a non-taxable disposition or distribution of a Partnership asset, such asset shall be treated for purposes of calculating Net Income or Net Loss as if such asset had been sold for its gross fair market value; and

(g)    excluding items specially allocated pursuant to Exhibit D Section 4.2 of this Agreement, except that once an item of income, gain, loss or deduction has been included in the initial computation of net Income or Net Loss or is allocated pursuant to Exhibit D Section 4.2 of this Agreement, Net Income or Net Loss shall be recomputed without regard to such item.

“Net Proceeds from a Sale of Assets” - See Exhibit D Section 4.6.

“Net Refinancing Shortfall” - See Section 2.2(b).

“Non-Selling Partner” - See Section 8.2(b)(ii).

“Operating Deficit” - See Section 2.2(c)(iv).

“Option Holder” - See Section 8.3(b)(i)(A).

“Option Notice” - See Section 8.3(b)(i)(B).

“Parisian-LP” – shall mean Parisian, Inc.

“Parisian Prior Lease” – See Article III.

“Partner Loan” - See Section 2.2(d).

“Partnership’s Capital” - See Section 2.1(b).

“Partnership Interest” - The right, title and interest of a Partner in the Partnership (or its predecessor in interest) at any particular time, including the right

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of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

“Percentage Interest(s)” – shall mean the percentage interests as set forth opposite each Partner’s name on Exhibit B attached hereto.

“Permitted Transfer” - See Section 8.2(b)(i).

“Person” - Any natural person, corporation, general or limited partnership, joint venture, not for profit or voluntary association, firm, joint-stock company, trust, or other form of business or juridical entity, government, or governmental entity, agency or political subdivision, including but not limited to any Partner.

“Prime Rate” - See Section 2.2(e)(i).

“Pro Forma” - See Section 6.3(a).

“Project” - See Section 1.4.

“Real Estate” - See Section 1.4.

“Refinancing” - See Exhibit D Section 4.5(b).

“Re-Grand Opening” – shall mean the date upon which the Project developed on the Real Estate is opened for business which shall be the date upon which at least two of the department stores located in the Project open for business or the date upon which the second department store opens for business if same does not occur on the same day.

“Regulatory Allocations” - See Exhibit D Section 4.2(c).

“REITS” - See Section 6.11.

“Restoring Partner” - See Section 5.1(c).

“Sale of Assets” - The sale or final disposition of all or substantially all of the assets of the Partnership in one transaction or a series of related transactions.

“Section 704(c) Items” - See Exhibit D Section 4.2(d)(iii).

“Tax Items” - See Exhibit D Section 4.2(d).

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“Total Asset Value” - With respect to any asset, the asset’s book value for financial statement purposes, as adjusted for depreciation and/or amortization for financial statement purposes, except as follows:

(i)    The initial Total Asset Value of any asset contributed by a Partner to the Partnership shall be the agreed gross fair market value of such asset, as determined by the General Partners;

(ii)    The Total Asset Values of all Partnership Assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partners, as of the following times:

(A)    The acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution,

(B)    The distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership if the General Partner reasonably determines that such an adjustment is necessary or appropriate to reflect a relative economic interest of the Partners in the Partnership, and

(C)    The liquidation of the Partnership as set forth in Treasury Regulations Section 1.704-(1) (b) (2) (ii)(g);

(iii)    The Total Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

(iv)    The Total Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Internal Revenue Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b) (2) (iv) (m) and in accordance with this Agreement; provided, however, that Total Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the General Partners determine that an adjustment pursuant to Subsection (ii) above is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this Subsection (iv).

If the Total Asset Value of an asset has been determined or adjusted pursuant to Subsections (i), (ii) or (iv) above, such Total Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses or Gain from the Sale of Assets.

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“Transferor” - See Section 8.2(a).

“Transfer” - See Section 8.2(a).

“Transferee” - See Section 8.2(a).

“Transferor/Partner” - See Section 8.3(b)(i)(A).

“Transfer Purchase Price” - See Section 8.3(b)(i)(D).

“Treasury Regulations” - The proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time, including corresponding provisions of succeeding regulations.

“Unrealized Depreciation” - See Section 5.1(f)(i).

“Upper Tier Entity” - See Section 8.3(a)(i).

ARTICLE I

ORGANIZATION OF PARTNERSHIP

1.1     Formation. The Partnership is organized as a limited partnership under the Alabama Uniform Limited Partnership Act (the “Act”), and the parties desire that the Partnership shall continue to qualify as a limited partnership thereunder.

1.2     Name. The name of the partnership shall be Parkway Place Limited Partnership provided however, that, subject to all applicable laws, the business of the Partnership may be conducted under any other name or names deemed necessary or advisable by the General Partners, except that the surname or name of any non-individual limited partner shall not be used in the name of the Partnership unless such limited partner is also a general partner.

1.3     Purposes. The purpose of the Partnership shall be to engage in the business of acquiring, owning, exchanging, subdividing, operating, leasing, holding for investment real and personal property and in furtherance thereof to acquire, construct or lease commercial property and the improvements (collectively, the

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“Improvements”) thereon (hereinafter referred to as the “Real Estate”), as described on Exhibit A hereto, and in connection therewith to hold, own, manage, operate, lease, alter, and improve all or any part of such properties and to otherwise engage in any other activities to the degree deemed necessary to protect and advance the interests of the Partnership. The Partnership shall be a partnership only for the purposes specified in this Section 1.3 hereof. Except as otherwise provided in this Agreement, the Partnership shall not engage in any other activity or business, and no Partner shall have any authority to hold himself out as general agent of another Partner in any other business or activity.

For purposes of this Agreement, “Project” means the shopping center situated upon the Real Estate and which is commonly known and referred to as “Parkway City Mall” but to be subsequently known as “Parkway Place.” Except when the context otherwise requires or it is specifically stated otherwise, the term “Project” shall mean both the existing shopping center (existing on the date of this Agreement) situated on the Real Estate and the new shopping center to be constructed on other portions of the Real Estate.

1.4     Principal Place of Business. The principal place of business of the Partnership shall be Project’s address in Huntsville, Madison County, Alabama, or such other address or addresses as the General Partners may designate by notice to the other Partners. The Partnership may maintain offices and other facilities from time to time at such locations as may be deemed necessary or advisable by the General Partners.

1.5     Term. The existence of the Partnership shall continue until December 31, 2048 unless the Partnership shall be earlier dissolved by operation of law or upon the occurrence of any of the following events:

(a)     the death, withdrawal, retirement or assignment for the benefit of creditors of both of the General Partners, initiation of proceedings by both of the General Partners under the U.S. Bankruptcy Code or similar statutes, unless the General Partners pursuant to such bankruptcy may remain in their position of managing the Partnership under said bankruptcy laws, adjudication of legal incompetency of both of the General Partners, or seizure, unless wrongful, by a judgment creditor of both of the General Partners’ interests in the Partnership, unless the Partnership is continued upon the (i) consent of Parisian-LP or (ii) the unanimous written consent of the Limited Partners; or

(b)     the sale or other final disposition of substantially all of the property owned by the Partnership (including notes or other evidences of indebtedness received in connection therewith); or

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(c)     by the unanimous written consent the General Partners and Parisian-LP.

ARTICLE II

CAPITAL CONTRIBUTIONS; LOANS; PLEDGE OF PARTNERSHIP ASSETS

2.1     Contributions by Partners. The initial capital of the Partnership shall be the aggregate amount of capital contributed by the General Partners and the Limited Partners as shown on Exhibit B hereto. Each such Partner shall contribute the amounts and at the times set forth opposite said Partner’s name on Exhibit B hereto. Notwithstanding anything in this Agreement to the contrary, CBL-GP shall keep records of additional capital contributions, if any, and shall amend Exhibit B from time to time or otherwise maintain appropriate records in order to reflect such additional capital contributions of the Partners pursuant to Section 2.2 below, if any, and each Partner’s additional capital contributions when aggregated with said Partner’s initial capital contribution to the Partnership, less distributions of capital made from time to time as permitted hereunder to said Partner, shall be referred to as said Partner’s “Capital Contribution.” The value of the Capital Contribution of Parisian-LP in the form of Parisian-LP’s and/or its Affiliates’ termination and deemed assignment of interests in the Montgomery Ward Lease, the Parisian Prior Lease and the McRae’s Lease (each as defined in Article III below) and the Capital Account of Parisian-LP resulting therefrom shall be as determined by agreement among Parisian-LP and the General Partners and, in the absence of such agreement, said items shall be determined in accordance with the procedures set forth in Article XIV below.

2.2    Guarantees; Additional Capital Contributions; Defaults; Default Loans.

(a)    Guarantees. In the event the General Partners mutually agree that guarantees are necessary to place any financing by the Partnership, the General Partners agree to guarantee said financings and/or obligations of the Partnership. The General Partners agree that it is their intent to attempt to provide said guarantees in a pro rata fashion (i.e., several guarantees in lieu of joint obligations). It is also the intent of the General Partners to attempt to provide in documents with any bank or financial institution that may require the guarantees referenced herein that said bank or financial institution will, in the event of the acquisition of all of a General Partner’s and its Affiliates Partnership Interest by the non-Affiliated General Partner, accept the full guarantee of the acquiring non-Affiliated General Partner and/or its Affiliated Guarantor, if any, and release the transferring General Partner and/or its Affiliate and/or the transferring General Partner’s Affiliated Guarantor, if any. In the event the bank or other financial institution or lender that is to provide financing requires the guarantees of Affiliates of the General Partners in order to provide the financing and

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such financing is approved pursuant to Section 6.1(b)(v) below or if the General Partners mutually agree that the guarantees of Affiliates will cause the terms of the financing to be more favorable to the Partnership, then CBL-GP shall cause its Affiliate, CBL & Associates Limited Partnership, and Colonial-GP shall cause its Affiliates, Colonial Properties Trust and Colonial Properties Holding Company, Inc., to each guaranty the payment of any indebtedness incurred by the Partnership with respect to the Project, and the performance of the Partnership’s other obligations under any such financing. In the event the General Partners determine that it is necessary to assume a department store lease(s) or obligation(s) to induce such department store(s) to enter the Project, or if the General Partners determine that it is necessary to enter into a convenience or master lease of vacant space in the Project in connection with any financing of the Project, each such lease or obligation shall be deemed to be a guaranty within the meaning of this Section 2.2(a).

Upon the mutual consent of the General Partners, a General Partner or an Affiliate of a General Partner may extend credit to or for the benefit of the Partnership. If a General Partner or any Affiliate of a General Partner extends credit to or for the benefit of the Partnership by guaranty or otherwise, said General Partner and/or such Affiliate shall have the right to request and receive:

(i)     indemnification from the Partnership against any and all loss, cost and expense incurred in connection therewith; and

(ii)     security for the performance of the Partnership’s obligations under such indemnity;

all pursuant to definitive documentation that is in form and substance reasonably acceptable to the General Partners. Notwithstanding any provision of this Section 2.2(a) to the contrary, the Partners agree that no party to this Agreement is guaranteeing or will be called upon to guarantee any party’s capital account, return, distribution or value.

(b)     Additional Capital Contributions On Return of Capital or Refinancing Shortfall. In the event that a Partner receives a return of said Partner’s Capital Contribution, such Partner will be liable to the Partnership for the amount of the returned contribution but only to the extent necessary to discharge the Partnership’s liabilities to creditors who extended credit to the Partnership during the period the contribution was held by the Partnership, pursuant to applicable Alabama law. To the extent any Partner(s) received distributions of Net Cash Proceeds from Refinancing (as defined in and pursuant to Exhibit D), and, in the event that the loan or loans obtained by the Partnership which gave rise to said Net Cash Proceeds from Refinancing must be repaid through a further Refinancing of the Project, and further,

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such subsequent Refinancing does not provide funds sufficient to pay in full the loan or loans giving rise to such Net Cash Proceeds from Refinancing, then such Partner(s) shall, subject to the provisions of this Agreement, be obligated to make additional capital contributions to the Partnership in such amounts equal to the difference between (A) the aggregate of such Net Cash Proceeds from Refinancing previously distributed by the Partnership, and (B) the amount necessary to pay in full the loan or loans in question (said difference is hereafter referred to as the “Net Refinancing Shortfall”). A Partner’s required additional capital contribution under this Section 2.2(b) shall be in an amount determined by multiplying the Net Refinancing Shortfall by a fraction, the numerator of which is the amount of Net Cash Proceeds from Refinancing previously received by the said Partner and the denominator of which is the aggregate Net Cash Proceeds from Refinancing previously distributed by the Partnership to all Partners. In no event, however, shall a Partner be required to make an additional capital contribution under this Section 2.2(b) in excess of the aggregate Net Cash Proceeds from Refinancing previously distributed to said Partner and, notwithstanding anything in this Agreement to the contrary, if the interests of Parisian-LP in the Partnership have been acquired by the General Partners pursuant to Article XIII below or if Parisian-LP is no longer a Partner of the Partnership for any reason, then Parisian-LP shall not be required to make any additional capital contributions to the Partnership.

(c)    Additional Capital Contributions of Acquisition Funds, Financing Funds, Additional Capital Funds and/or Operating Deficits. Each General Partner shall have the following funding obligations:

(i)     The General Partners, upon their mutual agreement, shall contribute as additional capital contributions the funds necessary to purchase the Real Estate (the “Acquisition Funds”).

(ii)    The General Partners shall contribute as additional capital contributions any necessary equity funding, in accordance with budgets and/or pro formas to which the General Partners have mutually agreed, to secure any financing or refinancing of the Project, including the acquisition financing, construction finance and any permanent financing (the “Financing Funds”)

(iii)    The General Partners shall contribute as additional capital contributions, any necessary funding, in accordance with budgets and/or pro formas to which the General Partners have mutually agreed, for capital improvements or other capital expenditures (the “Additional Capital Funds”) in excess or subsequent to the Acquisition Funds.

(iv)    The General Partners shall contribute as additional capital contributions any amounts in order to fund Operating Deficits of the Partnership. For

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purposes of this Agreement, the term “Operating Deficit(s)” means the amount by which the sum of the expenditures of the Partnership as described in Exhibit D Section 4.4(a)(i),(ii) and (iii) below exceeds the cash receipts generated from the ordinary day-to-day operations of the business of the Partnership from all sources available to the Partnership without deduction of depreciation, cost recovery, and other non-cash charges.

(v)    Any additional capital contribution required hereunder may be made by an Affiliate of a Partner on the terms more fully set forth in Section 2.3 below.

(d)    Notice and Remedies for Funding. Upon thirty (30) days prior written notice (as herein provided) from the Colonial-GP, each General Partner shall be required and shall contribute in amounts in proportion to the total Percentage Interests of the Partner and its Affiliated Partner but excluding the interests of Parisian-LP (i.e., CBL-GP - 50% and Colonial-GP - 50%) the required additional funds to the Partnership. Such contribution is herein referred to as a “Partner Contribution.”

If during the Construction Period, a General Partner fails to make any required contribution to the capital of the Partnership within 15 days following notice from the Partnership, the Non-Defaulting General Partner, after fifteen (15) days written notice of such default and such General Partner’s failure to cure within said ten (10) day period, may elect either of the remedies set forth in Section 2.2(e) or (f) below or may elect to proceed to a court of law or equity to force the General Partner in default to make the required contribution and the costs of such action, including reasonable attorney’s fees and court costs, shall be borne by the General Partner in default.

If following the Construction Period, a General Partner fails to make any required contribution to the capital of the Partnership within 15 days following notice from the Partnership, the Non-Defaulting General Partner, after fifteen (15) days written notice of such default and such General Partner’s failure to cure within said ten (10) day period, may elect either of the remedies set forth in Section 2.2(e) or (f) below.

(e)    Default Loans. If any General Partner fails or refuses to make any additional capital contribution when required to do so under this Agreement (any such General Partner and its Affiliated Limited Partner being collectively referred to in this Section 2.2(e) as a “Defaulting Partner”), the Non-Defaulting Partner, may, in its sole discretion at any time and from time to time thereafter during the continuance of any such default, upon seven (7) day’s prior written notice to the Defaulting Partner, elect to advance all or any portion of the amount of the contribution that the Defaulting Partner has failed to advance (the “Default Amount”) directly to the Partnership on behalf of the Defaulting Partner. The Partner making any such advance on behalf of a Defaulting Partner is herein sometimes referred to as the

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“Default Lender”. Any such advance by a Default Lender on behalf of a Defaulting Partner shall not constitute a capital contribution to the Partnership by the Default Lender, or a loan to the Partnership by the Default Lender, but shall be deemed a loan to the Defaulting Partner by the Default Lender (a “Default Loan”) and a corresponding contribution to capital by the Defaulting Partner. The Defaulting Partner shall remain in default hereunder notwithstanding any Default Loan made on its behalf until its default is cured. A Default Loan shall be made to a Defaulting Partner on the following terms and conditions:

(i)     Interest on Default Loans shall accrue at a fluctuating annual interest rate compounded daily equal to the Prime Rate plus four percent (4%) per annum (the “Interest Rate”), but in no event shall any such loan require the payment of interest in excess of the maximum non-usurious rate. The “Prime Rate” shall mean a fluctuating annual rate of interest that is at all times equal to the “prime rate” or base lending rate announced publicly from time to time by Wells Fargo Bank (or any other successor bank by merger, consolidation, acquisition of assets or otherwise) at its main office in San Francisco, California as its prime or base lending rate for commercial loans to its most preferred or credit-worthy business customers, or such lesser rate of interest as may from time to time be the maximum rate of interest which may, under the circumstances, be charged under applicable law. Each change in Wells Fargo Bank’s said prime rate or base lending rate shall automatically and immediately change the rate of interest thereafter applicable under this Agreement as the Prime Rate.

(ii)    Accrued but unpaid interest on Default Loans shall be paid monthly in arrears. If the payment of compound interest is permitted by applicable law, interest that is not paid when due shall be added to the principal amount of a Default Loan at the end of each month and shall bear interest on and subject to the provisions of Section 2.2(e)(i) directly above.

(iii)    Except as provided in Section 2.2(e)(vi), the principal balance of and all accrued but unpaid interest on Default Loans shall be due and payable upon five (5) days notice given at any time after the sixtieth (60th) day following the date that such Default Loan is first advanced.

(iv)    If a Default Lender has at any time made more than one Default Loan to the Defaulting Partner that remains unpaid, all payments made on account of such Default Loans shall be applied to such loans in the order that such Default Loans were advanced. Each payment made on account of a Default Loan shall be applied first to accrued but unpaid interest, and then to principal.

(v)     All Net Cash Flow, Net Proceeds from a Sale of Assets, Net Cash Proceeds from Refinancing, and any other money and/or property otherwise

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distributable to a Defaulting Partner will be credited as having been distributed to the Defaulting Partner, but shall be paid over directly to the Default Lender to whom the Default Loan or Loans are owed until such Loan or Loans, together with interest thereon, are paid in full in accordance with the terms of such Default Loan(s). As set forth in this Section 2.2(e) in the lead-in paragraph, a Default by a Partner shall be deemed a Default by its Affiliated Partner thus entitling the Default Lender to receive the Net Cash Flow, Net Proceeds from a Sale of Assets, Net Cash Proceeds from Refinancing and any other money and/or property otherwise distributable to the Affiliated Partner of the Defaulting Partner. Repayment of Default Loans shall be made first to accrued but unpaid interest on such loans according to the order in which the Default Loans were made with accrued but unpaid interest on the longest outstanding Default Loans being repaid in full first, then to the unpaid principal on such loans according to the order in which the Default Loans were made with unpaid principal on the longest outstanding Default Loans being repaid in full first.

(vi)    If the aggregate amount of the outstanding principal balance of and accrued but unpaid interest on all Default Loans to a particular Defaulting Partner at any time exceeds Two Million Dollars ($2,000,000.00), the Default Lender may elect to purchase the Defaulting Partner’s and its Affiliated Partner’s interests in the Partnership for a price equal to 95% of the Defaulting Partner’s and its Affiliated Limited Partner’s pro rata share of the Project FMV determined under Section 8.6 below as if a sale of the Project were occurring with said price to be offset by the amounts owed by the Defaulting Partner and the closing of said purchase/sale shall be accomplished according to the procedures set forth in Section 8.4(d) below.

(vii)    A Default Lender shall be entitled to recover all costs of collection of a Default Loan from a Defaulting Partner, including but not limited to reasonable attorney’s fees. The rights and remedies set forth in Sections 2.2(e)(v), (vi) and (vii) are in addition to, and not in lieu of, all other rights and remedies that the Default Lender may have to compel payment of all or any portion of any Default Loan, including, but not limited to the rights and remedies set forth in Section 2.2(d) hereof, together with any interest thereon and reasonable attorney’s fees. A Default Lender may pledge or assign interests in a Default Loan to a non-Affiliated third party and shall notify the Defaulting Partner upon whose behalf the Default Loan was made of said pledge or transfer within a reasonable time thereafter.

(viii)    Each Default Loan, together with interest thereon, shall automatically be secured by the Partnership Interest of the Defaulting Partner and the Net Cash Flow, proceeds from a Sale of Assets, Net Cash Proceeds from Refinancing, and other money and/or property distributable or otherwise payable to the owner of such Partnership Interest; it being the parties’ intention that a Defaulting Partner shall not be entitled to, and shall not receive, any Net Cash Flow, Net Proceeds from a Sale of Assets, Net Cash Proceeds from Refinancing, or other money and/or property

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distributable or otherwise payable to it from or on account of the Partnership and/or its Partnership Interest until all Default Loans to said Defaulting Partner, together with interest thereon, have been repaid in full.

(f)    Squeeze Down. In lieu of utilizing the Default Loan remedy as set forth above in the event of a General Partner’s failure to contribute required capital to the Partnership, the non-Defaulting Partner may elect the remedy set forth is this Section 2.2(f): if the non-Defaulting Partner shall not make a Default Loan or if a Default Loan or Default Loans made pursuant Section 2.2(e) above shall, at any time, exceed $100,000 and shall remain outstanding for more than 90 days after exceeding said $100,000 amount, the non-Defaulting General Partner or the Default Lender, as the case may be, may (but shall not be obligated to), within the 30-day period following such 90-day period, elect to treat any or all of the Partner Contribution in default and/or Default Loan(s), together with all interest accrued thereon which has not theretofore been paid by the Defaulting Partner to the Default Lender, as a contribution to the capital of the Partnership, in which case the amount contributed shall be deemed for all purposes a Capital Contribution by such Default Lender as of the date said contributions and/or Default Loan(s) were made. In the event such non-Defaulting General Partner or Default Lender elects to treat any or all of said amounts as a Capital Contribution pursuant to this Section 2.2(f): (A) the Percentage Interest of the Defaulting Partner and its Affiliated Limited Partner shall be decreased by that number of percentage points equal in amount to the product of (xx) 100% and (yy) the quotient obtained by dividing that portion of the interest and principal of the Default Loan(s) and/or Partner Contribution contributed by such Default Lender to be converted into a capital contribution by the deemed net value of the Project arrived at by capitalizing the Net Cash Flow after deduction of the debt service of the Project for its current Fiscal Year (actual Net Cash Flow to the date of the calculation and budgeted Net Cash Flow for the remainder of the current Fiscal Year) at 9.25%; and (B) the Percentage Interest of such Default Lender and its Affiliated Limited Partner shall be increased by such number of percentage points; it being agreed that the reduction in the Percentage Interest of the Defaulting Partner shall be applied to both the general partner and limited partner interests of the Defaulting Partner pro rata based upon the proportion of such Defaulting Partner’s then existing general partner and limited partner interests and the increase in the Default Lender’s Percentage Interest shall likewise be applied to such Default Lender’s general partner and its Affiliates’, if any, limited partner interests pro rata based upon the proportion of such Default Lender’s then existing general partner and its Affiliates’, if any, limited partner interests.

Notwithstanding the provisions of this Section 2.2(e)(viii), if the aggregate Percentage Interests of the Defaulting Partner and its Affiliated Limited Partner shall have been reduced to twenty-five percent (25%) or less or would be so reduced to twenty-five percent (25%) or less by the application of this Section 2.2(e)(viii) in any

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given instance, then, in lieu of the further adjustments to the Percentage Interests of the Partners pursuant to this Section 2.2(e)(viii), the Default Lender may elect to purchase the interest of the Defaulting Partner and its Affiliated Limited Partner for a price which is equal to the product of (I) the Appraised Value of the Project; multiplied by (II) the aggregate Percentage Interest (stated as a whole number) of the Defaulting Partner and its Affiliated Limited Partner.

This paragraph sets forth an illustration of the operation of the formula contained in this Section 2.2(e)(viii) in the event that a Default Lender elects to treat a Default Loan as a contribution to the Partnership. For purposes of this illustration, the following assumptions have been made: (1) the Partner’s respective Percentage Interests are as set forth in Section 1.8; (2) a capital call to fund Operating Deficits has been made pursuant to Section 2.2(d) for a total of $300,000; (3) Colonial-GP made its required capital contribution of $150,000, but CBL-GP failed to make its required capital contribution of $150,000; (4) Colonial-GP made a Default Loan to CBL-GP in the amount of $150,000 which it is electing to treat as a capital contribution; (5) $1,000 of interest has accrued on the Default Loan; and (6) the Project has a Net Cash Flow of $1,590,000.00 for its current Fiscal Year after deduction of the debt service. As a result of the foregoing assumptions, Colonial-GP’s and Colonial-LP’s Percentage Interests shall be increased, pro rata, and CBL-GP’s and CBL-LP’s Percentage Interests shall be decreased, pro rata, in the following amount:

100 x $ 151,000.00	=.8784177%
$17,190,000.00*

*	(i.e., $1,590,000.00 capitalized at 9.25% equals $17,190,000.00)

Thus, Colonial-GP’s and Colonial-LP’s total Percentage Interest would increase by .8784177%, of which, based on Colonial-GP’s and Colonial-LP’s then existing total Percentage Interests, .0175684% would be allocated to Colonial-GP (to increase its Percentage Interest to 1.0175684%) and .8608493% would be allocated to Colonial-LP (to increase its Percentage Interest to 44.8608493%). Similarly, CBL-GP’s and CBL-LP’s total Percentage Interests would be decreased by .8784177%, of which, based on CBL-GP’s and CBL-LP’s then existing total Percentage Interests, .0175684% would be allocated to CBL-GP (to decrease its Percentage Interest to .9824316%) and .8608493% would be allocated to CBL-LP (to decrease its Percentage Interest to 43.1391507%).

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(g)    No Third Party Rights. This Agreement is not intended to create and/or confer, and shall not be construed to create and/or confer (directly, indirectly, contingent or otherwise), any rights or benefits (including but not limited to any right to require any additional contributions or loans to the Partnership by Partners, and/or any so-called third-party beneficiary rights) on any Person, including but not limited to any creditor of the Partnership or any Partner (other than a Partner in its capacity as such) or any lessee of any part of the Project or any holder of any obligations secured by a mortgage, deed of trust, security interest or any other lien or encumbrance upon or affecting the Partnership or any interest of any Partner therein or any property of the Partnership or any part thereof or interest therein, excepting only: (i) a named Partner of the Partnership, (ii) a “Transferee” who becomes a substitute named partner pursuant to a “Permitted Transfer” (as said terms are defined in Article VIII), (iii) pledges or assignments of Default Loans pursuant to Section 2.2(e)(vii) above, or (iv) pledges or assignments pursuant to Section 8.5 below.

(h)     Interest on Partnership Funds. Interest earned on Partnership funds shall inure solely to the benefit of the Partnership, and except as specifically provided in this Agreement, no interest shall be paid upon (i) any contributions or advances to the capital of the Partnership, or (ii) any undistributed or reinvested income or profits of the Partnership.

(i) Withdrawal of Capital. No Partner shall have the right to demand or receive property other than cash in return for any contribution to the capital of the Partnership.

(j)    No Further Assessments on Limited Partners. Except as set forth in Section 2.2 as to CBL-LP and Colonial-LP and except as set forth in Section 2.2(b) as to Parisian-LP, the Limited Partners are not subject to any further assessments of their Partnership Interests.

(k)    Loss of Authority in Event of Default. The Partners herein agree that in the event of a Default by a General Partner pursuant to the funding requirements of this Section 2.2 and the reduction of the Defaulting Partner’s (which term shall include the defaulting General Partner and its Affiliated Limited Partner) Partnership Interest pursuant to the terms of Section 2.2(f) above to less than 1⁄2 of said Defaulting Partner’s initial Partnership Interest as set forth on Exhibit B hereto, then said Defaulting Partner shall not be entitled to participate in the management of the affairs of the Partnership until said Default is cured and the Defaulting Partner shall have no right or authority to object to the transfer of the non-Defaulting General Partner’s and its Affiliate’s Partnership Interest to a third-party nor shall have the right to exercise any right of first refusal with regard to same as may be set forth in Article VIII below unless and until the Default shall have been cured.

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2.3     Contributions by Affiliates. Any Partner Contribution, which may be made by a Partner pursuant to Section 2.2 or 2.4, may be advanced by an Affiliate of a Partner; provided however, that any such contribution shall be on the same terms and conditions as would be applicable thereto if such contribution had been advanced by a Partner, rather than its Affiliate. If an Affiliate of a Partner makes a contribution to the Partnership and before such capital is returned, it ceases to be an Affiliate of a Partner, such loan shall automatically by its terms be deemed to have been transferred (for value) to the Partner on whose behalf the contribution was made, and shall thereafter be part of the Capital Contribution of such Partner.

2.4     Limited Liability and Capacity of Limited Partners. No Limited Partner shall:

(a)     Have any personal liability or obligation for any liability or obligation of the Partnership;

(b)     Except as set forth in Section 2.2 as to CBL-LP and Colonial-LP and except as set forth in Section 2.2(b) as to Parisian-LP, be required to contribute additional funds to the capital of the Partnership;

(c)     Except as set forth in Section 2.2 as to CBL-LP and Colonial-LP and except as set forth in Section 2.2(b) as to Parisian-LP, be obligated to lend or advance funds to the Partnership for any purpose;

(d)     Be responsible for the obligations of any other Partner except that the interests of a Limited Partner that is an Affiliate of a General Partner may be impacted by the default of such Limited Partner’s Affiliated General Partner as set forth in Section 2.2(e);

(e)     Have a drawing account; or

(f)     Be entitled to the return of said Partner’s contribution to capital except out of distributions authorized under Article IV below, subject to any provisions of the Alabama Uniform Limited Partnership Act which may provide that a partner may not receive a distribution from a limited partnership of any part of said partner’s contribution until all liabilities of the limited partnership, other than liabilities to the general partner and to the limited partners on account of their contributions, have been paid or there remains property of the partnership sufficient to pay them, or upon the dissolution of the partnership.

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2.5     Loans and Advances by Partners.

(a)     Upon the consent of the General Partners, the General Partners or their Affiliates shall have the right to lend and advance to the Partnership any amounts:

(i)	that may be required by the Partnership to acquire the Real Estate or develop and/or construct proposed improvements thereon,

(ii)	to fund Operating Deficits, or

(iii)	for any other purpose determined by the General Partners.

(b)     Said loan(s) may be evidenced by a promissory note(s) suitable to counsel for the Partnership and at the request or designation of the lending General Partner shall be secured by (i) a mortgage on the Real Estate, provided, that such mortgage does not create a default under any existing interim and/or permanent financing with third parties, and (ii) by the entire Partnership Interest of each Partner in the Partnership, save the General Partner making the loan, and such loan(s) shall be repaid, with interest, to the lending General Partner or its Affiliates as hereinafter provided. The interest payable on said loan(s) shall be at a rate two percentage points over the prime commercial lending rate (the “Interest Rate”) of The Chase Manhattan Bank, N.A. of New York, New York, as said rate shall change from time to time, but in no event in excess of the highest rate allowed by law. The loans by the General Partners under this Section 2.5 shall be carried on the Partnership’s books and records as partner loans on the terms set forth in this Agreement whether a separate promissory note is executed, the terms of said loans having been sufficiently identified in this Agreement.

(c)     If the General Partner or its Affiliates makes a loan to the Partnership pursuant to this Section 2.5, the amount of the loan shall not entitle the General Partners or their Affiliates to any increase in their share of distributions of the Partnership or entitle them to any greater proportion of the net profit or loss of the Partnership, as defined in Exhibit D Section 4.2 and 4.3 hereof. The amount of the loan shall be deemed a debt from the Partnership to the lending General Partner or its Affiliates and shall bear interest from the date of the loan at the same rate as the interest referred to hereinabove and shall be repayable out of the Net Cash Flow, Net Cash Proceeds from Financing and/or Net Cash Proceeds of a Sale of Assets of the Partnership. In connection with the foregoing, the General Partners shall have the right to withhold with respect to distributions to Partners pursuant to this Agreement in order to pay the loans from the General Partners as contemplated in this Section 2.5 of this Agreement.

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(d)     Interest accrued but unpaid on a loan at the end of each day of each Partnership fiscal year because of a deficiency in (cumulative) Cash Flow (as such term is later defined herein) shall be added to the principal of the loan and shall thereafter bear interest in the same manner and at the same rate as the principal balance of the loan.

(e)     If any additional funds are needed to acquire the Real Estate or develop or operate the improvements thereon, over and above the sum of the capital contributions of the Partners, required loans from the Partners pursuant to Section 2.2 above, the loans obtained by the Partnership from institutional investors and the loan(s) to the Partnership from the General Partners or their Affiliates as provided in subsection (a) hereof, any Partner may, upon consent of the General Partners, but shall have no obligation to, advance such additional funds as a loan to the Partnership, repayable on the same terms of security, interest and repayment as are applicable to loans by the General Partners or their Affiliates as provided in subsection (a) hereof.

ARTICLE III

ACQUISITION AND DEVELOPMENT OF THE REAL ESTATE AND IMPROVEMENTS; TERMINATION OF CERTAIN LEASES BY PARISIAN-LP AND/OR ITS AFFILIATES

CBL-GP is a party to that certain Purchase agreement dated October 29, 1998 for the acquisition of Parkway Place (the “Real Estate”). Prior to the execution and delivery of this Agreement, CBL-GP has purchased the Real Estate in the name of the Partnership. Thereafter, Colonial-GP, Colonial-LP and Parisian-LP have been admitted to the Partnership. Subsequent to the date of the admission to the Partnership of Colonial-GP, Colonial-LP and Parisian-LP, the Partnership will enter into such construction agreements, development agreements, leases, management agreements and other agreements that the General Partners shall deem necessary and appropriate to the Partnership’s business.

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The Partners acknowledge that Affiliates of CBL-GP have maintained an option to purchase certain real property in the vicinity of the Real Estate and have maintained that option for several years. Prior to the acquisition of the Real Estate, Affiliates of CBL-GP will have terminated said option to pursue the development of the Project pursuant to this Partnership and its ancillary documents. The Partners acknowledge that Affiliates of CBL-GP have spent the sum of $1,757,553.14 in out-of-pocket expenses in maintaining said option for several years prior to the date hereof and that CBL-GP’s Affiliates have likewise incurred significant dollars in interest expense and/or deemed interest expense. The Partnership shall reimburse the sum of $1,757,553 plus capitalized interest in the amount of $300,000 for a total of $2,057,553.14 to Affiliates of CBL-GP upon the closing of the acquisition of the Real Estate by the Partnership as additional consideration to CBL-GP’s entry to this Partnership or shall offset one-half of said amount against CBL-GP’s obligations to contribute capital to the Partnership.

By Lease Termination Agreement of even date herewith, Parisian-LP’s Affiliate, SAKS, Inc., has agreed to the termination of that certain Lease Agreement dated June 2, 1958 (as amended and supplemented) and represented by Memorandum of Lease recorded on September 18, 1958 as Document No. 80173, Book 264, Page 147 in the Official Records of Madison County, Alabama (the “Montgomery Ward Lease”). In conjunction with the opening of the Parisian-LP store in the Project upon the completion of construction thereof, Parisian-LP and/or its Affiliates shall execute and deliver to the Partnership Lease Termination Agreements for that certain lease dated March 18, 1975 between predecessors of the Partnership and predecessors of Parisian-LP and its Affiliates as amended and as assigned to Parisian-LP (the “Parisian Prior Lease”) and for that certain lease dated January 4, 1963 between predecessors of the Partnership and predecessors of Parisian-LP and its Affiliates as amended on November 8, 1963, April 23, 1975, January 19, 1976, August 5, 1976 and March 19, 1982 and as assigned to Parisian-LP’s Affiliate, McRaes, Inc. (the “ McRae’s Lease”). The obligation of Parisian-LP to deliver or cause its Affiliate to deliver the Lease Termination Agreements for the Parisian Prior Lease and the McRae’s Lease shall survive the termination of this Agreement and/or the termination, by acquisition or otherwise, of the Partnership Interest of Parisian-LP.

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ARTICLE IV

CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

[Set forth as Exhibit D]

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS UPON DISSOLUTION,

LIQUIDATION AND TERMINATION

5.1     Allocations and Distributions Upon Dissolution, Liquidation and Termination. Upon liquidation of the Partnership in accordance with Article IX hereof, the following steps shall be taken in the following order of priority:

(a)     The Capital Account of each Partner shall be determined. Profits or losses to the date of termination, including realized gain (whether or not recognized for tax purposes) or loss arising from a sale or other disposition, the taking by eminent domain, or the damage and destruction of all or substantially all of the assets of the Partnership, and unrealized profits and losses on any assets to be distributed in kind (determined as provided in this Article V) shall be allocated as set forth in Exhibit D Sections 4.2, 4.3, 4.10 and 4.11 and credited or charged to the Capital Accounts of the Partners.

(b)     (i) First, all recourse debts and obligations of the Partnership shall be paid, discharged, or provided for by setting up appropriate reserves. (ii) Second, all nonrecourse debts and obligations of the Partnership shall be paid, discharged, or provided for by setting up appropriate reserves.

(c)     The assets of the Partnership not required to pay, discharge or provide for the debts and obligations of the Partnership shall be distributed among the Partners in such a manner so as to cause the ratio of each Partner’s Capital Account to all of the Partners’ Capital Accounts to be the same as said Partner’s relative Interest in the Profits and Losses of the Partnership (other than gain or loss recognized from the Sale of Assets) at the time of the distribution. The balance then remaining, if any, shall first be allocated and distributed to each Partner in an amount equal to each Partner’s Capital Account. In the event that the remaining balance is insufficient to repay each Partner the balance of said Partner’s Capital Account, then such remaining balance shall be allocated and distributed to the Partners in accordance with the fraction, the numerator of which is each respective Partner’s Capital Account balance, and the denominator of which is the sum of all Partners’ Capital Accounts. Any balance then remaining shall be allocated among the Partners and paid and distributed in the manner provided in Exhibit D Section 4.5 hereof.

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(d)     If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof to the Partners entitled thereto as tenants-in-common in accordance with their respective interests therein. The fair market value shall be determined by the General Partners unless any Partner disagrees with such determination. In such event, the fair market value of such assets shall be determined by an independent appraiser who shall be a member of the American Institute of Real Estate Appraisers selected by agreement among the General Partners or, if no such agreement is reached, by arbitration in Huntsville, Alabama, under the rules then in effect by the American Arbitration Association.

(e)     Upon liquidation of the Partnership, the Profits or Losses realized upon such liquidation shall be allocated pursuant to Exhibit D Sections 4.1, 4.2, 4.3, 4.4, 4.10 and 4.11 hereof and any assets shall be distributed in cash or in kind in accordance with the provisions hereof. With respect to assets distributed in kind to the Partners:

(i)

any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be Profits or Losses realized by the Partnership immediately prior to the liquidation (for the purposes of this subsection, “unrealized depreciation” shall mean the difference between the appraised value of such assets (as determined pursuant to Section 5.1(d) above) and the Partnership’s adjusted basis for such assets as determined under Internal Revenue Code Section 1011); and

(ii)

such Net Profits or Net Losses shall be allocated to Capital Accounts pursuant to Article IV hereof and any property so distributed shall be treated as a distribution to the Partners to the extent of the aforesaid appraised value less the amount of any liability related thereto.

Nothing contained in this subparagraph or elsewhere in this Agreement is intended to treat or cause such distributions to be treated as sales for value.

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ARTICLE VI

GENERAL PARTNERS

6.1     Powers of the General Partners. The management and control of the business and affairs of the Partnership shall be vested exclusively in the General Partners, who shall do all such things as they may mutually determine to be necessary or useful in order to accomplish the purposes of the Partnership and to conduct its business and, in furtherance thereof, shall possess and may exercise all of the powers, rights and privileges of general partners in a limited partnership under the Alabama Uniform Limited Partnership Act. In particular, and without limitation of the foregoing, the General Partners shall have the full right, power and authority from time to time and at any time on behalf of the Partnership:

(a)     To borrow money for Partnership purposes and to mortgage and otherwise pledge the Partnership’s assets and, if security is required therefor, to mortgage or subject to any other security device any portion of, or interest in, the Real Estate or other Partnership assets, and in connection with any borrowing, mortgaging or encumbering, to grant to any secured party, as remedies upon default, a confession of judgment by the Partnership, acceleration of the indebtedness, appointment of a receiver, and such other remedies as such secured party may require, provided that none of such remedies shall purport to provide for or result in any recourse against any Limited Partner;

(b)     To acquire and enter into contracts of insurance at competitive rates, which the General Partners reasonably deem necessary and proper for the protection of the Partnership, for the conservation of the Real Estate or any other asset of the Partnership, or for any purpose beneficial to the Partnership;

(c)     To employ agents, attorneys, brokers, managing agents, architects, contractors, subcontractors and accountants on behalf of the Partnership, provided that such services are necessary or advisable, including the employment of Affiliates or others in which the General Partners may have a financial interest and the compensation therefore is reasonable (for purposes of this clause, compensation shall be deemed reasonable if the rates being charged for services performed are comparable to the rates generally being charged for similar services at the location where such services are performed or, in the event a pro forma construction and development budget has been developed with respect to the Project, then the compensation paid shall be deemed reasonable as long as such compensation is within the budgeted amounts set forth on said pro forma budget, as revised from time to time) and such services are also comparable in quality and performance as other similar services provided in the location where such services are performed;

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(d)     To develop any Improvements to the Real Estate, and the management and operation of the Real Estate, including the negotiation and execution of all occupancy leases;

(e)     To make any alterations, improvements and repairs which are necessary to maintain the Real Estate and any improvements thereon in good operating condition; and, if and as required by obligations of the Partnership to third parties, or if deemed advisable by the General Partners, to raze, replace, repair, restore or rebuild (if destroyed or condemned, in whole or in part, by any federal, state or local jurisdiction) the Real Estate, any improvements thereon or any portion thereof;

(f)     To bring or defend, pay, collect, compromise, arbitrate, resort to legal action with regard to, or otherwise adjust claims or demands of or against the Partnership;

(g)     To establish reasonable reserve funds from the receipts derived from the Partnership’s cash receipts to provide for future requirements of the Real Estate and any improvements thereon for maintenance, tenant vacancy, repair or replacement;

(h)     To sell, lease, further finance or encumber the Real Estate and any improvements thereon;

(i)     To consent to the modification, renewal or extension of any obligation of any person to the Partnership or of any agreement to which the Partnership is a party or of which it is a beneficiary or by which it is bound;

(j)     To execute, acknowledge and deliver any document required to consummate the transactions described in Article III hereof; and

(k)     To execute, acknowledge and deliver any and all instruments necessary or useful in connection with any or all of the foregoing.

Notwithstanding anything stated or implied elsewhere in this Agreement, the General Partners, without the written consent of the Limited Partners, shall have no authority to:

(i)	Do any act in contravention or violation of the terms of this Agreement, the Certificate of Limited Partnership filed by the Partnership or the laws of any applicable jurisdiction;

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(ii)	Do any act, except those expressly authorized hereunder, which would make it impossible to carry on the ordinary business of the Partnership; or

(iii)

Continue the business of the Partnership with Partnership assets after the dissolution or bankruptcy of the Partnership or other event or circumstance the legal effect of which is to cause a termination of the Partnership, except for the purpose of winding-down and liquidating the Partnership.

6.2     Sale or Refinancing. The General Partners shall have the right to sell, transfer, exchange or pledge any or all of the Partnership assets, obtain permanent financing or refinance (“Refinancing”) the Partnership indebtedness without the consent or approval of the Limited Partners.

6.3     Services of General Partners. The General Partners shall render to the Partnership such services as are reasonably necessary for the management and conduct of the business of the Partnership. In no event shall the General Partners be required or deemed to be required to render extraordinary efforts with respect to the management and conduct of the business of the Partnership.

6.4     Apparent Authority of General Partners. No person, firm or corporation dealing with the Partnership shall be required to inquire into the authority of the General Partners to take any action or make any decision.

6.5     Indemnification of Partners.

(a)     The General Partners shall not be liable, responsible or accountable in damages or otherwise to any of the Limited Partners or the Partnership for any act or omission of the General Partners performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed by the General Partners to be within the scope of the authority granted to the General Partners by this Agreement and in the best interests of the Partnership. The General Partners shall be entitled to indemnity from the Partnership for any loss, damage or claim by reason of any act or omission performed or omitted by the General Partners in good faith on behalf of the Partnership and in a manner reasonably believed by the General Partners to be within the scope of the authority granted to the General Partners by this Agreement and in the best interest of the Partnership, except that the General Partners shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by reason of fraud or gross negligence.

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(b)     The Partnership shall indemnify and hold each Partner harmless from any loss, liability or damage, including reasonable attorney’s fees, incurred or suffered by the Partner as a result of any claim or claims that the Partner is liable as such for any Partnership obligation which the Partnership is unable to pay. In particular, and without the limitation of the foregoing, the Partners shall be entitled to indemnification by the Partnership against the reasonable expenses, including attorney’s fees actually and necessarily incurred by the Partners in connection with the defense of any action to which the Partners may be made a party, to the fullest extent possible and not prohibited under the provisions of the Alabama Uniform Limited Partnership Act or any other applicable statute. This indemnity shall not be construed as conceding that any such lawsuits or claims are proper or legitimate, since lawsuits and claims are often brought and made for improper or unjustified purposes.

6.6     Other Activities of General Partners; Conflicts of Interest; Business Opportunities.

(a)     The General Partners shall not be obligated to devote full time to the affairs of the Partnership and may engage in other business ventures and investments, including other partnerships conducting activities similar to or in competition with those to be engaged in by the Partnership. Nothing herein shall be deemed to confer upon the Partnership or any of the other Partners any right or interest in any such other venture or investment or any share in any income, profit or other benefit derived therefrom.

(b)     The Limited Partners acknowledge that, due to the interests of the General Partners in the other parties to these transactions, and its interest in other transactions involving the parties to these transactions, the General Partners may have, from time to time, conflicts of interest in exercising discretion as to the activities of the Partnership in connection with the Real Estate. The General Partners agrees to use their reasonable judgment and to endeavor to act fairly in all instances involving any real or apparent conflict of interest, but shall have no liability to the other Partners by reason of the exercise of such discretion in any such instance.

(c)     The Partners hereby agree that in the event any retail property or vacant land to be used to develop retail property for which any Partner contracts to acquire or desires to purchase is located within a one (1) mile radius of the Real Estate, then, prior to said Partner’s acquisition of said property, said Partner shall first offer the other Partners the opportunity to participate equally with said Partner in the acquisition and development of such property. Notwithstanding anything to the contrary stated in this Agreement, the provisions of this Section 6.6(c) shall not be applicable to acquisitions of property by Parisian-LP nor shall Parisian-LP be entitled to participate in any acquisition or development of any such property acquired by any other Partner.

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6.7     Continuing Qualification of REIT Status. Notwithstanding anything contained herein to the contrary, so long as CBL & Associates Properties, Inc., a Delaware corporation, and Colonial Properties Trust, an Alabama real estate investment trust (the “REITS”), hold a direct or indirect interest in the Partnership, unless waived in writing by the REITS, the parties hereto, and their respective successors and assigns, shall conduct their operations in a manner that shall permit the REITS to continue to qualify as real estate investment trusts under Code Section 856 through and including 860 as amended, and under other applicable provisions of the Code and the Treasury Regulations thereunder. In accordance with the preceding sentence, but not in limitation thereof:

(i)     any person, including any property manager or leasing agent, rendering services to a lessee or sublessee of all or any part of the Project shall be an independent contractor with respect to the REITS within the meaning of the Code Section 856(d)(3) from whom the REITS do not derive or receive any income except as may be permitted by Code Section 856(d)(2)(C) and the Treasury Regulations thereunder;

(ii)     any management or leasing agreement entered into by the Partnership shall comply with the terms and provisions of this Section 6.7;

(iii)     the REITS shall not own, directly or indirectly, or by attribution (in accordance with the attribution rules referred to in Code Section 856 (d)(5)), in the aggregate, 10% or more of all classes of stock, 10% or more of the voting power or 10% or more of the assets or net profits of a lessee or sublessee of all or any part of the Project;

(iv)     the leases or subleases of all or any part of the Project shall not provide for rents based in whole or in part on the income or profits (within the meaning of Code Section 856(d)(2)(A)) derived by any tenant or subtenant from all or any part of the Project; and

(v)     rents under a lease or sublease of all or any part of the Project attributable to personal property leased or subleased under or in connection with such lease or sublease shall not exceed 15% of the total rents payable under or in connection with such lease or sublease for each taxable year.

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6.8     Specific Responsibilities of Colonial-GP and CBL-GP.

(a)     CBL-GP or its Affiliates shall be responsible for the further development of the Project but pursuant to a separate Development Agreement between the Partnership and CBL-GP or its Affiliates which shall be agreed upon by the General Partners. Colonial-GP or its Affiliates shall be responsible for the leasing of the Project but pursuant to a separate Leasing Agreement between the Partnership and Colonial-GP or its Affiliates which shall be agreed upon by the General Partners. CBL-GP or its Affiliates shall be responsible for the management and temporary and seasonal tenant leasing of the Project but pursuant to a separate Management Agreement between the Partnership and CBL-GP or its Affiliates which shall be agreed upon by the General Partners

(b)     Colonial-GP or its Affiliates shall be available and shall assist CBL-GP and its Affiliates as to the redevelopment of the Project when requested to do so pursuant to a separate Development Consulting Agreement between the Partnership and Colonial-GP or its Affiliates which shall be agreed upon by the General Partners. Colonial-GP or its Affiliates shall be available and shall assist CBL-GP and its Affiliates as to the management of the Project when requested to do so pursuant to a separate Management Consulting Agreement between the Partnership and Colonial-GP or its Affiliates which shall be agreed upon by the General Partners. CBL-GP or its Affiliates shall be available and shall assist Colonial-GP and its Affiliates as to the leasing of the Project when requested to do so pursuant to a separate Leasing Consulting Agreement between the Partnership and CBL-GP or its Affiliates which shall be agreed upon by the General Partners.

(c)     The Partners agree that the above-referenced Development Agreement, Development Consulting Agreement, Leasing Agreement, Leasing Consulting Agreement, Management Agreement and Management Consulting Agreement (collectively, the referenced agreements may be herein referred to as the “Collateral Agreements”) shall each contain a provision that in the event that Colonial-GP or CBL-GP and their respective Affiliates, shall no longer be Partners of this Partnership, then the remaining General Partner shall be entitled to replace either Colonial-GP or CBL-GP, as the case may be, pursuant to the Collateral Agreement in question. The parties agree that such replacement may be an Affiliate of the remaining General Partner.

(d)     In addition to the specific duties and responsibilities of CBL-GP and its Affiliates designated hereunder and as may be more fully set forth in the Collateral Agreements, CBL-GP shall be primarily responsible for the negotiation and obtaining of the necessary policies of insurance insuring the Real Estate and the Project and insuring the Partnership and Manager or for causing the Manager to so negotiate and obtain said policies as set forth in the above-referenced Management Agreement. CBL-GP shall cause the premium costs for said insurance to be included in the Annual Operating Budget for the Project as described in the Management Agreement. In the

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event that Colonial-GP does not agree with the premium costs or applicable coverages provided in said insurance policies, Colonial-GP shall communicate same, in writing, to the Manager and to CBL-GP along with Colonial-GP’s recommendation as to the premiums and coverages that Colonial-GP may deem satisfactory which shall be based upon binding quotes from insurance carriers of at least the financial stability as the carrier or carriers that CBL-GP has proposed to utilize, and Colonial-GP shall deliver said notice with the referenced information to CBL-GP and the Manager within ten (10) days of Colonial-GP’s receipt of the Annual Operating Budget containing the line item showing the insurance premiums. CBL-GP and/or the Manager shall thereupon, after receipt of Colonial-GP’s written notice disagreeing with said item, be entitled to either (i) renegotiate the premiums and coverages initially outlined in the Annual Operating Budget to approximately match the quotes received by Colonial-GP and communicated by Colonial-GP to CBL-GP and the Manager, or (ii) to notify Colonial-GP that CBL-GP will accept and utilize the binding quotes and carrier(s) set forth in Colonial-GP’s notice. CBL-GP shall communicate its accepted course of action within thirty (30) days of its receipt of Colonial-GP’s notice set forth above. In the event that Colonial-GP shall fail to notify CBL-GP and the Manager of its disagreement with the insurance premiums and coverages outlined in the Annual Operating Budget within the time parameters referenced herein, Colonial-GP shall be deemed to have consented to the insurance premiums and coverages outlined in the Annual Operating Budget.

ARTICLE VII

RECORDS, REPORTS AND TAXES

7.1     Fiscal Year, Accounting and Reports.

(a)     The fiscal year of the Partnership, for both accounting and federal tax purposes, shall be the calendar year, and the Partnership shall, for accounting and federal income tax purposes, report its operations and Profits and Losses in accordance with the method of accounting chosen by the General Partners. The CBL-GP shall keep, or cause to be kept, books of account in which shall be entered fully and accurately each transaction of the Partnership. All of the books of account shall be open to inspection and examination by the Partners or their representatives by appointment during normal business hours.

(b)     The books of the Partnership and Partnership tax returns shall be prepared annually at the expense of the Partnership. Annual financial statements of the Partnership shall be transmitted by the CBL-GP to each of the Partners upon request. The CBL-GP shall further transmit to each Partner annually, on or before January 7 following the end of the previous calendar year, a report setting forth (i) such Partner’s share of the Partnership’s Profits and Losses (including such Partner’s share of any Partnership taxable income or loss) for such year, and (ii) such Partner’s

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capital accounts as of the end of such year. The CBL-GP shall use its best efforts to deliver to each Partner a statement of taxable income/loss on Form K-1 and a copy of the Partnership’s Federal income tax return for the Partnership’s preceding taxable year by August 15 of each calendar year. The statements delivered hereunder may be changed from time to time to cure errors or omissions and to give effect to any retroactive costs or adjustments. All costs and expenses incurred under this Section shall constitute expenses of the Partnership.

7.2     Financial Statements. Pursuant to Section 7.1 and provisions of the Management Agreement, Leasing Agreement and Development Agreement, Partners will be provided annually with financial statements upon request and with such other reports as set forth in this Agreement and the referenced agreements above. Such financial statements shall include a balance sheet and the related statements of income and Partner’s capital and a statement of cash flow.

7.3     Bank Accounts. The General Partners shall open and maintain a bank account or accounts in the name of the Partnership in which shall be deposited all of the capital, cash receipts and other funds of the Partnership. All withdrawals from the Partnership account shall be made upon checks signed by such person or persons and in such manner as the General Partners may from time to time designate.

7.4     Tax Elections.

(a)     In accordance with the provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the CBL-GP is hereby designated as the “tax matters partner;” provided, however, that such designation shall not limit the rights of the Partners contained in such Act. In addition, if it is determined by the General Partners that the Partnership is required to register as a tax shelter under the applicable laws and regulations of the Internal Revenue Code, the CBL-GP is hereby designated as the party responsible for registering the Partnership in the appropriate manner.

(b)     At the request of any Partner not then in default, the CBL-GP will, at the sole cost and expense of such Partner, cause the Partnership to elect under Internal Revenue Code Section 754 (in connection with the transfer of all or part of an interest of a Partner by sale or exchange as permitted herein or upon the death of a Limited Partner) to adjust the basis of the Partnership property with respect to the interest acquired by the transferee. The CBL-GP may also, at its discretion, make the election in the case of a transfer by sale, exchange, or death, without a request to do so, as well as in other limited circumstances to which the election applies. However, while the adjustments resulting from the foregoing election shall be reflected on the electing Partner’s individual tax returns, they shall not be taken into account in

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computing profits, gains, losses or capital account balances for purposes of this Agreement and shall not be reflected in the tax information to be provided pursuant to Section 7.1 hereof.

ARTICLE VIII

TRANSFER OF INTERESTS BUY/SELL ON IMPASSE; TRANSFER OF THE

PROJECT; ADDITIONAL PARTNERS

8.1     Death, Incompetence or Bankruptcy of a Partner.

(a)    Upon the death or adjudication of legal incompetence of an individual Partner or, in the case of Partnership interests held as joint tenants with rights of survivorship, the death and legal incompetence of all said tenants, (including a substituted Partner), the legally authorized personal representative of such individual shall have all of the rights of such Partner for the purpose of settling or managing such individual’s estate and shall, subject to all applicable provisions of this Agreement, have such power as such individual possessed to make an assignment of such individual’s interest in the Partnership in accordance with the terms hereof and to join with any assignee in making application to substitute such assignee as a Partner.

(b)    Upon the bankruptcy or insolvency of any Partner, or the dissolution or other cessation to exist as a legal entity of any Partner that is not an individual, the legally authorized representative of such individual or entity shall, subject to all applicable provisions of this Agreement, have all of the rights of such Partner for the purpose of effecting the orderly winding up and dissolution of the business of such individual or entity and shall have such power as such individual or entity possessed to make an assignment of its interest in the Partnership in accordance with the terms hereof and to join with any assignee in making application to substitute such assignee as a Partner.

8.2     Restrictions on Transfer of all or any Part of a Partner’s Partnership Interest; Right of First Refusal.

(a)    No Partner shall have the right to Transfer, or shall Transfer, or shall suffer or permit to be Transferred, all or any part of such Partner’s Partnership Interest, or any interest therein to any other Person, whether or not a Partner, except as expressly permitted by this Article VIII or Article XIII and subject to the consents and other conditions prescribed herein and therein. Any Person, including the Partner or said Partner’s estate or representative, that is Transferring all or any portion of a Partnership Interest or any interest therein as aforesaid is hereinafter referred to as a “Transferor”.

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For purposes of this Agreement, “Transfer” shall mean the sale, exchange, assignment, transfer, lease, gift, bequest, inheritance, devolution, contribution, or any other type disposition of all or any part of a Partner’s Partnership Interest or the mortgage, pledge, hypothecation, creation of a security interest in or charge against, or other encumbrance of, a Partner’s Partnership Interest, whether directly or indirectly and, whether voluntary, involuntary, or by operation of law.

No such Transfer may be effected except by written instrument in form and substance reasonably satisfactory to counsel for the Partnership, stating that the transferee (“Transferee” is herein defined as the ultimate recipient of all or any part of a Partner’s Partnership Interest upon any Transfer) intends to be substituted or admitted as a Partner and accepts and assumes and agrees to observe, perform and be bound by all of the terms and provisions of this Agreement, as the same may have been amended, and providing for the payment of all reasonable expenses incurred by the Partnership in connection with such substitution or admission, including but not limited to the cost of preparing the necessary amendment to this Agreement (and the filing of all required amendments to certificates of limited partnership).

(i)     Notwithstanding anything to the contrary, no Transfer may or shall at any time be made or occur without the prior written consent of the General Partners if such transaction: (A) would be deemed to result in a termination of the Partnership under Section 708(b) of the Code, any corresponding provisions of subsequent Federal law, or applicable rules or regulations promulgated thereunder unless the Transferor shall agree to indemnify the non-transferring Partners for any state or federal tax liability or loss of tax benefits (including depreciation and adjustment of depreciable life) that may result directly or indirectly as a consequence of such transfer, and upon such delivery of an indemnity by the Transferor, if the Transfer otherwise complies with any further restrictions set forth herein, then said Transfer shall be permissible; (B) results in a Transfer to a minor or a Person not then a Partner who is adjudged insane or incompetent; (C) would not be exempt from the registration requirements under the Securities Act of 1933, as amended from time to time; (D) would not be in compliance with any applicable state “blue sky” or securities laws and any applicable state laws regulating the offer and sale of interests or participation in real estate ventures, as the same may be amended from time to time; (E) results or would result in a violation of the provisions of any note, mortgage or deed of trust evidencing debt of the Partnership or could trigger any “due on sale” clause pursuant to any Partnership financing or obligation; or (F) unless all obligations of the Transferor with respect to all required contributions and/or loans pursuant to Section 2.2 and the repayment of Default Loans made to the Partnership by other Partners on the Transferor’s behalf have all been satisfied in full.

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(ii)     At the request of a General Partner and as a condition to the consummation of any Transfer, the Transferor shall at its cost provide an opinion of such legal counsel stating that such Transfer (x) will not cause any of the events described in Sections 8.2(a)(i)(A) and (E), and (y) will be exempt from or in compliance with the registration requirements referred to in Sections 8.2(a)(i)(C) and (D).

Any substitution or admission of a Partner pursuant to this Section 8.2 shall become effective as of the date on which all conditions of such substitution or admission as specified in this Section 8.2 have been satisfied. In all cases, the right to further sell or assign the interest acquired by such Transferee shall be subject to all of the limitations and conditions imposed by this Article VIII and Article XIII.

(iii)     Notwithstanding anything to the contrary stated in this Article VIII or elsewhere in this Agreement but with the exceptions set forth in this Section 8.2(a)(iii), no General Partner shall be entitled to transfer all or a majority of its interest as a general partner in the Partnership without the prior written consent of Parisian-LP; provided, however, (A) a General Partner may transfer all or any portion of its general partner interest in the Partnership without the approval of Parisian-LP if such transfer is pursuant to a Permitted Transfer as set forth in Section 8.2(b)(i) below provided the transferring General Partner agrees to and delivers to Parisian-LP a guaranty or other evidence that the transferring General Partner will remain liable for its funding obligations pursuant to Article XIII below in the event of a put/call as to the Parisian-LP Partnership Interest; and (B) a General Partner may transfer all or any portion of its general partner interest in the Partnership without the approval of Parisian-LP if such transfer is to a third party transferee (including the other General Partner) but such third party transferee must specifically agree to and acknowledge its assumption of this Agreement, including but not limited to the obligations of the General Partners to fund the Parisian-LP put/call under Article XIII hereof, and further provided that (1) such third-party transferee has a net worth that is at least one hundred and fifteen percent (115%) or greater of the net worth of the transferring General Partner and its Affiliates (the net worths of the transferring General Partner and the third-party transferee to be determined by reference to their most recent quarterly financial statements filed on Form 10-Q with the Securities and Exchange Commission or, if either or both of them are not reporting companies under the Securities Exchange Act of 1934, as amended, by reference to audited financial statements dated not less than 6 months prior to the date of the transfer), and (2) the senior indebtedness of the proposed transferee, if rated within the twelve-month period immediately prior to the proposed transfer, has the same or better credit rating from S&P, Moody’s, Fitch, or Duff & Phelps as the senior indebtedness of the ultimate Upper Tier Entity (defined below) of the transferring General Partner, if rated within the twelve-month period immediately prior to the proposed transfer. If the

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senior indebtedness of the ultimate Upper Tier Entity of the transferring General Parnter has not been rated within the twelve-month period immediately prior to the proposed transfer then, for purposes of the preceding sentence, such indebtedness will be deemed to have the same rating as the rating of the senior indebtedness of the ultimate Upper Tier Entity of the other General Partner, if rated within the twelve-month periord immediately prior to the proposed transfer.

(b)    (i) Permitted Transfers. As used herein, the term “Permitted Transfer” shall mean and include the following:

(A)    Any Transfer consummated with the express prior written consent of the General Partners or a Transfer to an Affiliate;

(B)    Any Transfer pursuant to and in accordance with the provisions of Section 8.2(c), Section 8.4 and/or 8.6 below;

(C)    Any Transfer consummated pursuant to and in accordance with the provisions of Sections 2.2 or Article XIII;

(D)    As to Colonial-GP and Colonial-LP, any transfer to a Colonial Entity, as defined below:

“Colonial Entity” shall mean any entity controlled by, and the majority of interests of which are owned directly or indirectly, by Colonial Properties Trust, an Alabama real estate investment trust (“CLP”) or Colonial Realty Limited Partnership, a Delaware limited partnership, or any corporation, partnership, or other entity into which CLP or Colonial Realty Limited Partnership is merged or consolidated.

(E)    As to CBL-GP and CBL-LP, any Transfer to a “CBL Entity”, as defined below:

“CBL Entity” shall mean any entity controlled by, and the majority of interests of which are owned directly or indirectly, by, CBL & Associates Properties, Inc., a Delaware corporation (“CBL/REIT.”), or CBL & Associates Limited Partnership, a Delaware limited partnership or any corporation, partnership, or other entity into which CBL/REIT or CBL & Associates Limited Partnership is merged or consolidated.

(F)    As to Parisian-LP, any Transfer to any of the following: (I) any Affiliate of Parisian-LP; (II) any corporation, partnership, or other entity into which Parisian-LP is merged or consolidated; (III) any corporation, partnership or other entity that acquires all or substantially all of the assets of Parisian-LP; or (IV) any other corporation, partnership or other entity that is approved by the General Partners, which approval the General Partners shall not unreasonably withhold or delay.

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Any Transferee who acquires its interest pursuant to Sections 8.2(b)(i)(D), (E) or (F) shall have all of the rights (including but not limited to any rights to participate in the management of the Partnership’s business and affairs) that its Transferor had prior to such Transfer. Without limiting the foregoing, all Partners shall, upon request, promptly confirm the foregoing in writing.

(ii)     No Transfer or Permitted Transfer shall be permitted unless the requirements of the third grammatical paragraph of Section 8.2(a) are met. No Transfer or Permitted Transfer shall relieve the Transferor of any debts or obligations that said Transferor may owe to the Partnership or any Partner on the date of the Transfer. Such debts and/or obligations, including but not limited to, debts and obligations pursuant to Sections 2.2 and Article V, shall remain the debt or obligation of the Transferor as well as any other unfulfilled obligations hereunder.

(c)     Partners’ Right of First Refusal and/or Right of Participation. If, except as to Permitted Transfers but not including any transfers of the interests of Parisian-LP, any Party desires to Transfer all or any portion of its Partnership Interest, it may do so only after complying with the provisions of this Section 8.2(c) to give the General Partners who is not the Transferor or Transferee or its Affiliate the right to purchase such Partnership Interest or the right to sell it’s and it’s Affiliated Partner’s Partnership Interest to the proposed Transferee. The Transferor shall first serve written notice of intent to Transfer upon the General Partner who is not the Transferor or Transferee or its Affiliate (herein collectively referred to as the “Non-Selling General Partner”), which shall include the following:

(i)    A statement that the Transferor has received a bona fide, written offer from a third party who is not an Affiliate of the Transferor for the purchase of its interest in the Partnership;

(ii)     The interest to be sold and the name and address of the proposed Transferee;

(iii)     The price to be paid or other consideration to be received;

(iv)    A true and correct copy of the offer to purchase; and

(v)    An offer to sell such interest to the Non-Selling General Partner at the same price upon the same terms and conditions as contained in the bona fide third party offer.

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The notice shall also be accompanied by true and correct copies of all documents and instruments relative to such bona fide third party offer and an affidavit of the Transferor affirming that such third party offer is bona fide, that it intends to accept such offer and that the proposed Transferee has been furnished with a true and correct copy of this Agreement. The Non-Selling General Partner may request such other information regarding the proposed Transferee and the Transferor shall supply such information if reasonably available. The Non-Selling General Partner, for a period of sixty (60) days following the giving of such notice by the Transferor and receipt of all documents and information required to be furnished hereunder, shall have the absolute and preemptive right and option to purchase the Partnership Interest subject to said third party offer or to sell its and its Affiliated Partner’s Partnership Interest to the proposed Transferee at the same price and upon the same terms as the Transferor’s offer. Within said 60-day period, the Non-Selling General Partner shall deliver its election by written notice to the Transferor unequivocally stating the Non-Selling General Partner’s decision. In the event the Non-Selling General Partner does not accept the Transferor’s offer to sell within said 60-day period and elects not to sell its and its Affiliated Partner’s Partnership Interest, the Transferor may Transfer its interest in the Partnership to the third party offeror upon the same terms and for the same consideration as set forth in the initial notice delivered to the Non-Selling General Partner if said offer complies with the requirements of this Agreement. The Transferor must close said sale of its interest within thirty (30) days of the termination of the 60-day period referred to above and, if such sale is not closed within said time parameters and/or if the terms of the sale differ substantially from the terms set forth in the initial notice or if the proposed Transferee shall not agree to purchase the Non-Selling General Partner’s and its Affiliated Partner’s Partnership Interest, if so elected, then the Transferor must treat the transaction as a new offer and follow the procedure set forth above and again offer the interest to the Non-Selling General Partner.

The closing of any sale of an interest in the Partnership to another Partner or Partners pursuant to this Section 8.2(c) shall be held at the principal place of business of the Partnership unless otherwise mutually agreed, on a mutually acceptable date not more than sixty (60) days after the receipt by the Transferor of the written notice of election by the Non-Selling General Partner, as the case may be, to purchase the interest of the Transferor. An Affiliate of the Non-Selling General Partner may be utilized as a “designee” to make any purchase on the Non-Selling General Partner’s behalf under this Section 8.2(c). The Transferor shall transfer such interest free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to fully transfer such interest to the acquiring Partner, including, but not limited to, any documents necessary to evidence such Transfer, and all documents required to release the interest of any other party who may claim an interest in such Transferor’s

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Partnership Interest. Any monetary default by the Transferor must be cured prior to or simultaneously with the closing and any interest and principal owing on any Default Loans made on the Selling Partner’s behalf must be paid in full. Following the date of closing, the Transferor shall have no further rights to any distributions of Net Cash Flow, other Partnership income, or any distributions attributable to any period or event following the date of closing and all such rights shall vest in the Transferor’s Transferee.

It is the parties’ intention that the provisions of the Section 8.2(c) shall constitute a continuing right of first refusal, and that a Partner’s (A) failure or refusal to exercise any right or option granted by this Section 8.2(c), (B) Transfer (or failure to Transfer) a Partnership Interest, whether or not such Transfer complies with the provisions of this Agreement, and/or (C) compliance with the provisions of this Section 8.2(c) in any instance, shall not operate as a waiver, release, or relinquishment of any rights, options or remedies under the provisions of this Section 8.2(c) or otherwise, or render compliance with said provisions unnecessary in any further or subsequent case. Notwithstanding any provision of this Article VIII to the contrary, Parisian-LP may only transfer all or any portion of its Partnership Interest pursuant to a Permitted Transfer as to its Partnership Interest as set forth in Section 8.2(b)(i)(F) or pursuant to any transfer under Article XIII below.

(d)     Notwithstanding any provision in this Article VIII to the contrary, except for Permitted Transfers, no Partner may transfer all or any portion of its Partnership Interest prior to the first to occur of (i) the date which is two (2) years following the Re-Grand Opening of the Project or (ii) the date which is four (4) years after the date the Real Estate is acquired, without the express written approval of the non-Affiliated General Partner which approval may be withheld by said non-Affiliated General Partner in its sole discretion.

8.3    Indirect Transfers.

(a)    The Partners acknowledge that as of the effective date of this Agreement, no natural person is a Partner directly in the Partnership but that all Partners are business entities. The Partners have agreed that an Indirect Transfer (as defined below) may circumvent the restrictions on Transfers of Partnership Interests contained in Section 8.2, and the Partners desire to prevent such circumvention, and have therefore agreed to the provisions of this Section 8.3.

As used in this Agreement, the term “Indirect Transfer” shall mean and include any transfer of any interest in (x) any Partner, or (y) any Person that owns any interest in a Partner, whether directly or indirectly, (the Persons referred to in clauses (x) and (y) above are hereinafter collectively referred to as an “Upper Tier Entity”), whether voluntary, involuntary, by operation of law, or otherwise, by (I) foreclosure of any

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mortgage, pledge, hypothecation, security interest in, charge against, or other encumbrance of such Person, or (II) sale, assignment, bequest, inheritance, or devolution, or (III) merger, consolidation, liquidation, disposition of stock or shares, or the transfer of any other interest (including any partnership interest or the beneficial interest in any trust), or (IV) otherwise, which results (whether at one time or in intervals over a period of time, or in one transaction or in several transactions) in a change in the Controlling Interest of an Upper Tier Entity from that which is in effect on the date of this Agreement.

For the purposes of this Section 8.3, the term “Controlling Interest” shall mean:

(i)    as to a corporation, a majority of the shares of stock normally entitled to vote for the election of directors of such corporation;

(ii)    as to a general partnership, a majority of the equity interests in such partnership;

(iii)    as to a limited partnership, either (A) the managing general partner’s interest in said partnership or a majority of any equity interests in said managing general partner, or (B) a majority of the equity interests in such partnership; and

(iv)    as to a trust or other juridical entity, a majority of the beneficial interests therein.

Stock ownership shall be determined in accordance with the principals set forth in Code Section 544, as same existed on the date of this Agreement.

(b)    Restrictions on Indirect Transfers By a Partner.

The Partners agree that no Indirect Transfer, other than pursuant to Sections 8.2(b)(i)(D), (E) or (F) and/or Section 8.3(c), shall be allowed at any time during the term of this Agreement without the express written consent of the General Partners. Notwithstanding anything to the contrary herein, the Partners agree that the provisions of this Section 8.3 shall not be deemed to restrict in any manner nor create any rights pursuant to (i) the transfer of stock or other publicly-traded interests in CBL & Associates Properties, Inc. and Colonial Properties Trust and (ii) transfers of interests in CBL & Associates Limited Partnership and Colonial Realty Limited Partnership, and the transfer of any stock or ownership interests in such entities referenced in (i)and/or (ii) above shall not be deemed to be an Indirect Transfer.

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(c)    Option on Indirect Transfer By a Partner and Right of Participation.

(i)    (A) If an Indirect Transfer, other than pursuant to Sections 8.2(b)(i)(D), (E) or (F) or other than an Indirect Transfer by Parisian-LP, shall at any time arise or be attempted with respect to a Partner (said Partner and its Affiliated Partner being collectively referred to herein as the “Transferor/Partner”), the General Partner that is not an Affiliate of the Transferor/Partner (hereinafter referred to as the “Option Holder”) shall have the absolute and preemptive right and option to purchase the Transferor/Partner’s entire Partnership Interest for the price and upon the terms and conditions set forth in this Section 8.3(c) or the right to sell its Partnership Interest to the Proposed Transferee. Any Option Holder may exercise said right and option within said sixty (60) day period by written notice to the Transferor/Partner unequivocally stating that it exercises said right and option or elects to sell its and its Affiliated Partner’s Partnership Interests for the same price to be paid by the proposed Transferee and upon the same terms.

(B)    Within sixty (60) days prior to completion of the Indirect Transfer, the Transferor/Partner shall give written notice, (the “Option Notice”) to the Option Holder which shall include the above-described offer to sell the Transferor/Partner’s entire Partnership Interest under the provisions of this Section 8.3(c). The Option Notice shall include:

(I)    A statement that an Indirect Transfer shall occur and the date on which same shall occur and identifying, in reasonable detail, the transferee and other pertinent details relative to the Indirect Transfer including the purchase price, if any, to be paid by the transferee (for purposes of this Section 8.3(c), the purchase price, if not to be paid in cash, shall be deemed the fair market value of stock, property or any other consideration to be received by the Transferor/Partner upon said Indirect Transfer); and

(II)    The above-described offer to sell the Transfer/Partner’s entire Partnership Interest to the Option Holder at the price determined pursuant to this Section 8.3(c).

The Option Notice shall be accompanied by all documents and instruments relative to the identity and financial capacity of the transferee in the Indirect Transfer. The Option Holder may request, and the Transferor/Partner shall furnish, all documents and instruments relating to such Indirect Transfer and any additional details and information regarding the transferee that are reasonably necessary to allow the Option Holder to make an informed decision relative thereto. Same shall be provided promptly by the Transferor/Partner.

(C)    Within thirty (30) days following the Option Holder’s receipt of the Option Notice and all information that is required to be furnished to it pursuant to this Section 8.3(c), the Option Holder shall either elect to purchase the Transferor/ Partner’s Partnership Interest, to sell its Partner’s Partnership Interests to the proposed Transferee or to allow the Indirect Transfer.

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(D)    Upon election to sell its and its Affiliated Partner’s Partnership Interests to the proposed Transferee for the price to be paid by the proposed Transferee and upon the same terms, the Option Holder may thereupon sell its interest to the proposed Transferee for the price and upon the terms as stated above. If the proposed Transferee shall refuse to purchase the interests of the Option Holder and its Affiliated Partner, the Transferor/Partner shall not complete the Indirect Transfer in question.

(E)    Upon election to purchase the Transferor/Partner’s entire Partnership interest, the offer to purchase described in Section 8.3(c)(i)(A) may be exercised within the time aforesaid, and if so exercised, the Transferor/Partner shall thereupon be bound to sell to the Option Holder, and said Option Holder shall thereupon be bound to purchase from the Transferor/Partner the Partnership Interest of the Transferor/Partner for the purchase price to be paid by the transferee as set forth in Section 8.3(c)(i)(B)(I) (hereinafter referred to as the “Transfer Purchase Price”).

(F)    If the Option Holder rejects the option by written notice to the Transferor/Partner or does not exercise said right and option in the manner and within the time aforesaid (in which case such Option Holder shall conclusively be deemed to have rejected said right and option) and does not elect to sell its and its Affiliated Partner’s Partnership Interests to the proposed Transferee, such Option Holder shall, subject to the provisions of Section 8.3(d) below, then have no further right and option to purchase or participate in the Indirect Transfer in question.

(d)    (i) Notwithstanding any provision in this Article VIII to the contrary, except for transfers pursuant to Section 8.2(b)(i)(D) or (E), Parisian-LP shall not be permitted to make an Indirect transfer of all or any part of its Partnership Interest and no Partner may make an Indirect Transfer of all or any part of its Partnership Interest prior to the first to occur of (i) the date which is two (2) years following the Re-Grand Opening of the Project or (ii) the date which is four (4) years after the date the Real Estate is acquired, without the express written approval of the non-Affiliated General Partner which approval may be withheld by said non-Affiliated General Partner in its sole discretion.

(ii)    Any and all Indirect Transfers other than (x) one pursuant to Sections 8.2(b)(i)(D) or (E), or (y) with respect to which the Transferor/Partner has complied with this Section 8.3, shall be subject to all of the provisions of this Section 8.3, and all Partners shall continue to enjoy the rights and options created under and by virtue of this Section in all other, further and/or subsequent cases to which this Section applies. It is the parties intention that the provisions of this Section 8.3 shall

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constitute a continuing right and option to purchase, and that (i) a Partner’s failure or refusal to exercise any right or option granted by this Section, an Indirect Transfer, whether or not any such Indirect Transfer complies with the provisions of this Agreement, and/or a Partner’s compliance with the provisions of this Section 8.3 in any instance, shall not operate as a waiver, release or relinquishment of any rights, options or remedies under the provisions of this Section 8.3 or otherwise, or render compliance with said provisions unnecessary in any further or subsequent case.

8.4    Mandatory Buy/Sell on Impasse and Without Impasse.

(a)    Put/Call Offering Notice. If at any time during the term of this Agreement and subject to the provisions of Section 8.4 (e) below, there occurs an Impasse, any General Partner (the “Initiating Partner”) may give written notice (the “Impasse Notice”) to the other General Partner (the “Responding Partner”) specifying the Impasse and setting forth the Initiating Partner’s intent to rely on this Section 8.4 and to buy or sell all, but not less than all, of the Responding Partner’s and its Affiliates’ Partnership Interests, whereupon the provisions set forth in this Section 8.4 shall apply.

(b)    Purchase Price. The Initiating Partner shall specify in its Impasse Notice the cash purchase price at which the Initiating Partner would be willing to purchase or sell a one hundred percent (100%) interest in the Partnership.

(c)    Exercise of Put/Call. Upon receipt of the Impasse Notice, the Responding Partner and its Affiliates, if any, shall then be obligated either:

(i)    To sell to the Initiating Partner for cash its or their entire interest in the Partnership at a price determined by multiplying the cash purchase price set forth in the Impasse Notice by the Responding Partner’s and its Affiliate’s Percentage Interest, subject to adjustments as provided in Subsection 8.4(d)(ii) below; or

(ii)    To purchase the entire interest of the Initiating Partner and its Affiliates, if any, for cash at a price determined by multiplying the cash purchase price set forth in the Impasse Notice by the Initiating Partner’s and its Affiliate’s Percentage Interest, subject to adjustment as provided in Subsection 8.4(d)(ii) below.

The Responding Partner shall notify the Initiating Partner of its election within thirty (30) days after the date of receipt of the Impasse Notice. Failure of a Responding Partner to give the Initiating Partner notice that such Responding Partner has elected to proceed under Subsection 8.4(c)(ii) above shall be conclusively deemed to be an election under Subsection 8.4(c)(i).

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(d)    Closings.

(i)    Location and Time Periods. The closing of any sale of an interest in the Partnership pursuant to this Section 8.4 shall be held at the principal offices of the Partnership, unless otherwise mutually agreed, on a mutually acceptable date not more that sixty (60) days after (A) the receipt by the Initiating Partner of the written notice of election by the Responding Partner, or (B) after the expiration of the time within which the Responding Partner must so elect, as provided in Subsection 8.4(c)(iii).

(ii)    Closing Adjustments. At the closing, any closing adjustments as set forth in the Impasse Notice (and if not so designated in the Impasse Notice then those adjustments which are then usual and customary in Madison County, Alabama) shall be made between the purchasing party and the selling party as of the date of closing. The price to be paid for the selling Partner’s interest also shall be decreased by the aggregate amount of all distributions, whether of capital or otherwise, made to the selling Partner during such period pursuant to Article IV hereof. Any Partner transferring its interest shall transfer such interest free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to fully transfer such interest to the acquiring Partner including, but not limited to, any documents necessary to evidence such transfer, and all documents required to release the interest of any other party who may claim an interest in such Partner’s Partnership Interest. Any monetary default or obligation of the selling Partner must be cured out of the proceeds from such sale at the closing and any interest and principal owing on any outstanding Default Loans made to the selling Partner must be paid in full. Following the date of closing, the selling Partner shall have no further rights to any distributions of Net Cash Flow, other than distributions on account of any Default Loans made by such selling Partner attributable to any period or event following the date of closing and all such rights shall vest in the selling Partner’s transferee.

(e)    Cooling Off Period. Notwithstanding the provisions of Section 8.4(a), (b), (c) and (d) above, either General Partner shall send the other General Partner a written notice (the “Preliminary Notice”) setting forth the possibility of an Impasse on a particular matter and stating the nature of the Impasse, potential resolution or plan for resolution or alternative action. The Preliminary Notice shall not include a purchase price or sales price but shall merely be a notice that an Impasse may occur. If no resolution of the matter is entered into or agreed by the General Partners within fifteen (15) days of the date that the other General Partner receives the Preliminary Notice, then either General Partner may proceed with the provisions of this Section 8.4.

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(f)    Operation of Mandatory Buy/Sell Without Impasse. At any time following January 1, 2004, either General Partner may utilize the provisions of this Section 8.4 to trigger the mandatory buy/sale provisions outlined herein regardless of the existence or lack of existence of an Impasse. In the event either General Partner may choose to utilize the procedures of this Section 8.4, it may do so following the above-referenced date and all time parameters and procedures of this Section 8.4 shall apply in such instance except that the provisions of Section 8.4(e) shall not be applicable in such instance and the requirement that the Initiating Partner outline the Impasse as set forth in Section 8.4(a) shall not be applicable.

8.5    Pledge of Partnership Interests. (a) Except as set forth in this Section 8.5, no Partner may pledge, mortgage, hypothecate, assign as security, create a security interest in or charge against or other encumbrance of all or any part of its Partnership Interest, whether directly or indirectly, voluntarily or involuntarily or by operation of law.

(b)    Each Partner (herein, a “Pledging Partner”) shall have the right to pledge its entire (but not part of its) Partnership Interest (the “Pledged Interest”) as collateral for any loan being made to the Pledging Partner or its Affiliates by a third party lender (the “Pledgee”), provided that the pledge agreement and/or such other instruments which provide for such pledge (collectively, the “Pledge Instruments”) expressly provide that:

(i)    in the event of any default by the Pledging Partner under the Pledge Instruments, the Pledgee shall give the other Partners (the “Non-Pledging Partners”) prompt written notice thereof;

(ii)    in the event of a default entitling the Pledgee to exercise its rights against the Pledged Interest, the Pledgee shall give the Non-Pledging Partners prior written notice and a reasonable period to cure such default prior to the exercise of such rights;

(iii)    in the event of a default and the Pledged Interest is to be foreclosed and sold pursuant to a private sale, the Non-Pledging Partners shall be provided with thirty (30) days prior notice of such private sale, and, if the Pledged Interest is to be sold pursuant to a public sale, the Non-Pledging Partners shall be provided with the requisite statutory notice of such public sale and, upon any such private or public sale, the Pledged Interest shall be sold with all the rights and restrictions set forth in this Section 8.5 attaching thereto; and

(iv)    in the event that the Pledged Interest is foreclosed and the Pledgee or a third party acquires the Pledged Interest, the Non-Pledging Partners who are not affiliated with the Pledging Partner shall have the right and option to acquire the

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Pledged Interest for the loan amount in default which option may be exercised by said Non-Pledging Partners within thirty (30) days of the date upon which said Pledgee or third party acquires the Pledged Interest, and if said Non-Pledging Partners do not elect to exercise said option then (A) the Pledgee or third party may be admitted to the Partnership as a limited partner only and shall not be entitled to initiate the procedures set forth in Section 8.4 or 8.6 hereof; (B) the Pledgee or such third party shall have no right to participate in the management of the Partnership and the Pledgee’s approval shall not be required with respect to any Partnership decision; and (C) the Pledgee shall become liable for all of the liabilities and obligations of the Pledging Partner and shall cure all outstanding monetary Defaults of the Pledging Partner and shall be subject to all of the enforcement provisions of this Agreement.

(c)    In the event that a Pledging Partner desires to consummate any pledge pursuant to this Section 8.5, such Pledging Partner (i) shall deliver to the Non-Pledging Partners, not later than ten (10) business days prior to the consummation thereof, notice of the Pledging Partner’s intention to consummate a pledge pursuant to this Section 8.5 (which notice shall identify the Pledgee), and (ii) shall deliver to the Non-Pledging Partners, within ten (10) business days following the consummation thereof, a certification from the Pledging Partner certifying that such pledge was made subject to and in accordance with the provisions of Section 8.5(b) above together with copies of the Pledge Instruments executed and delivered by the Pledging Partner and the Pledgee (such copies to be certified as true and complete by the Pledging Partner).

8.6    Transfer of the Project.

(a)    From and after the date that is five (5) years following the Partnership’s purchase of the Real Estate, both of the General Partners shall have the right to cause a sale of either the Project or all (but not less than all) of the Partnership Interests of the Partnership (for purposes of this Section 8.6 the “Partnership Interests”) to any non-Affiliated Person subject to the provisions of this Section 8.6. Notwithstanding the provisions of this Section 8.6, the General Partners may not cause a sale of the Project or all of the Partnership Interests that results in gross sales proceeds to Parisian-LP of less than the greater of (i) Three Million and 0/100 Dollars ($3,000,000.00) or (ii) the Fair Market Value of the Parisian-LP Partnership Interest determined as provided in Article XIII below.

(b)    If the a General Partner (for purposes of this Section 8.6, the “Project Selling GP”) desires to cause a sale of the Project or the Partnership Interests, the Project Selling GP shall give the other General Partner (the “Remaining GP”) notice of its desire so to do (the “Offer Notice”), which Offer Notice shall set forth the

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Project Selling GP’s good faith determination of the fair market value of the Project (the “Project FMV”). The Remaining GP shall, within thirty (30) days after receipt of the Offer Notice, deliver a notice (the “Response Notice”) to the Project Selling GP that the Remaining GP either

(x)    consents to the sale of the Project or the Partnership Interests at the purchase price and on the terms and conditions set forth in the Offer Notice;

(y)    elects to purchase the interest of the Project Selling GP and its Affiliated Partner for a cash purchase price equal to the amount the Project Selling GP and its Affiliated Partner would receive (as determined by the Accountants, taking into account the customary costs and expenses of a sale to a third party including brokerage commissions, legal fees, transfer taxes and title insurance premiums (if customarily paid by sellers of commercial property in Huntsville, Alabama)) if the Project or the Partnership Interests, as the case may be, were sold as of the giving of the Offer Notice at a purchase price equal to the Project FMV, payable in cash or other immediately available funds, on a closing date not more than sixty (60) days after delivery of the Response Notice; or

(z)    disputes the Project FMV amount set forth in the Offer Notice.

(c) If the Remaining GP shall fail to respond within the 30-day period then the Remaining GP shall conclusively be deemed to have consented to the sale of the Project or the Partnership Interests, as the case may be. The Offer Notice and the Response Notice shall constitute a binding agreement as to the sale of the Project or the Partnership Interests between the Project Selling GP and the Remaining GP.

(d)    (i) If the Remaining GP shall consent to the sale of the Project or the Partnership Interests at the purchase price and upon the terms and conditions set forth in the Offer Notice or shall fail to respond within the time parameters set forth in 8.6(c) above, the Project Selling GP shall have the right, subject to this Section 8.6, to cause a sale of the Project or the Partnership Interests, as the case may be, for a cash purchase price equal to or greater than ninety-five percent (95%) of the Project FMV and on such terms and conditions as are then reasonably customary with respect to the sale of shopping centers similar in size and quality to the Project, including the making of reasonably customary representations and warranties. The Remaining GP and all of the other Partners (including all Limited Partners) shall cooperate in the closing of said sale and shall execute such documentation as reasonably necessary to consummate said sale.

(ii)    If the Remaining GP elects to purchase the Project Selling GP’s and its Affiliated Partner’s Partnership Interest, then, within five (5) business days after delivery of the Response Notice, the Remaining GP shall pay a contract deposit to the

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Accountants (or, if the Accountants, refuse to act as escrow agent, with the title insurance company then insuring the Partnership’s title to the Project, or if it is no longer in existence, such other nationally recognized title insurance company selected by the Project Selling GP) equal to five percent (5%) of the Project FMV, which deposit shall be made in cash or immediately available funds or by letter of credit. On the closing date (which shall not occur later than sixty (60) days following delivery of the Response Notice) and at a place in Huntsville, Alabama specified by the Project Selling GP, the Remaining GP shall consummate such purchase in accordance with the closing procedures, deliveries and rights and obligations set forth herein.

(iii)    If the Remaining GP shall object to the Project FMV amount, the Remaining GP shall initiate the Appraisal Procedures set forth in Article XIV below. The determination of said Appraised Value pursuant to Article XIV below shall conclusively be deemed the Project FMV for purposes of this Section 8.6 and the Project Selling GP shall have the right, subject to this Section 8.6, to cause a sale of the Project or the Partnership Interests, as the case may be, for a cash purchase price equal to or greater than ninety-five percent (95%) of the Project FMV and on such terms and conditions as are then reasonably customary with respect to the sale of shopping centers similar in size and quality to the Project, including the making of reasonably customary representations and warranties. The Remaining GP and all other Partners (including all Limited Partners) shall cooperate in the closing of said sale and shall execute such documentation as reasonably necessary to consummate said sale.

(e)    Upon determination of the purchase price pursuant to Section 8.6(d) above, the Project Selling GP shall proceed with the sale of the Project or the Partnership Interests, as the case may be, by marketing the Project or the Partnership Interests to third parties, including any public markets or institutional lenders or investors. The Project Selling GP shall be entitled for reimbursement of all reasonable out of pocket expenses paid to third parties paid by the Project Selling GP pursuant to the closing of said sale.

(f)    (i) In the event the Remaining GP elects to purchase the Project Selling GP’s and the Project Selling GP’s Affiliated Partner’s Partnership interest, the closing of said purchase shall be governed by the provisions of Section 8.6(d)(ii) above and with the adjustments described in Section 8.4(d)(ii) above.

(ii)    In the event the Remaining GP shall consent to the sale of the Project at the purchase price and upon the terms and conditions set forth in the Offer Notice (or, if the Project FMV was disputed, at the Project FMV as determined pursuant to Section 8.6(d)(iii) above), shall fail to respond within the time parameters set forth in Section 8.6(c) above or shall fail to respond within the time parameters set forth in Section 8.6(d)(iii)

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above after a determination of the Project FMV, the Project Selling GP shall proceed to sell the Project for a cash purchase price equal to or greater than ninety-five percent (95%) of the Project FMV and on such terms and conditions as are then reasonably customary with respect to the sale of shopping centers similar in size and quality to the Project, including the making of reasonably customary representations and warranties, provided that (x) the Project Selling GP (on behalf of the Partnership) and a bona fide third-party purchaser shall execute and exchange a contract of sale (the “Project Purchase Contract”) or a letter of intent not later than twelve (12) months after the date (the “Project Consent Date”) which is the earlier to occur of the Remaining Partner’s delivery of a Response Notice consenting to the sale or the expiration of the 30-day response period specified in Section 8.6(c) above or the expiration of the 15-day period specified in Section 8.6(d)(iii) above and (y) the closing of such sale shall occur not later than one hundred and twenty (120) days after the Project Consent Date. The Project Selling GP shall have the absolute and unconditional right to execute and deliver a Project Purchase Contract and all closing documents required, contemplated or reasonably necessary thereunder on behalf of the Partnership without the consent thereto by the Partnership or by the other Partners, and the same shall be binding and enforceable against the Partnership. The Remaining GP and all other Partners (including the Limited Partners) shall cooperate with the Project Selling GP, including, without limitation, executing any documents which may be reasonably required in order to consummate the sale of the Project or the Partnership Interests, as the case may be. If the Project Selling GP does not execute such letter of intent or Project Purchase Contract within twelve (12) months after the Project Consent Date or does not close such sale within one hundred and twenty (120) days after the Project Consent Date in accordance with the terms hereof, other than by reason of the default of the Remaining GP, then the Project Selling GP may not close such sale. Any further sale of the Project or Partnership Interests shall thereupon be subject to the terms of this Section 8.6 and shall be treated as a new sale entitling the Partners to the rights and procedures set forth herein.

(g)    The Partners acknowledge the importance of cooperation and joint efforts to effect the transfers set forth in this Section 8.6. The Partners agree to use their good faith efforts to consummate the transfers referenced herein and to act reasonably and in good faith. In the event that a Partner shall breach its duties of good faith efforts, good faith and reasonableness under any provision of this Section 8.6 and such breach shall result in the failure to consummate the sale of the Project or the Partnership Interests within the time parameters set forth in Section 8.6(f) above, then such breach shall be deemed a Default under this Agreement entitling the Non-Defaulting Partners to pursue and close a sale of the Project without the Defaulting Partner’s (which term shall include the Defaulting General Partner and its Affiliated Limited Partner) consent or participation other than the Defaulting Partner’s rights to its share of the distribution of the Net Sales Proceeds from a Sale of Assets. The Limited Partners specifically acknowledge the rights of the General Partners to

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utilize and participate in the procedures outlined in this Section 8.6 to cause a sale of the Project or a sale of 100% of the Partnership Interests of the Partners, and the Limited Partners agree to cooperate in the closing of any transaction effected pursuant to this Section 8.6, including but not limited to cooperation in the form of execution and delivery of necessary documents, including assignments of partnership interests or similar documentation, that may be reasonably required to consummate such transactions.

8.7    Admission of Additional Limited Partners. (a) The General Partners may hereafter admit additional limited partners, other than those limited partners executing this Agreement on the date hereof, to the Partnership in accordance with the provisions of this Section 8.7.

(b)    In connection with the admission of any Person as an additional limited partner, the General Partners shall determine the amount to be contributed to the capital of the Partnership by such Person, and the percentage interest to be acquired by such Person as an additional limited partner shall be based upon the fair market value of such interest as the General Partners may reasonably determine. Corresponding changes in the interests of the Partners arising from the admission of such additional limited partners shall be made effective as of the date of contribution and Section 1.8 hereof and Exhibit B hereto shall be revised by the Colonial-GP to reflect the corresponding change in the percentage interests of the Partners.

(c)    Notwithstanding any of the foregoing provisions to the contrary however, (i) no Person shall be admitted as an additional limited partner of the Partnership unless and until (A) a certificate evidencing the admission of such Person as an additional limited partner shall have been filed for record if deemed necessary by the General Partners, and (B) such Person shall have executed, assumed, and, agreed to observe, perform and be bound by the terms and provisions of this Agreement and (ii) the Partnership Interest of Parisian-LP may not be diluted by the admission of additional limited partners without the prior written consent of Parisian-LP.

8.8    Delay/Transfer During Default. Notwithstanding anything to the contrary, no Transfer or Permitted Transfer or Indirect Transfer shall be permitted by a Defaulting Partner under this Article while any other Partner is engaged in the exercise of its rights under Section 2.2(f).

8.9    Unity of Interests. For purposes of applying the provisions of Section 8.4 and Section 8.6, a Partner’s Partnership Interest and the Partnership Interest of its Affiliated Partner shall be deemed one interest. Notwithstanding any provision of this Article VIII to the contrary, no Partner may assign less than all of its Partner’s

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Partnership Interest in any Permitted Transfer described in Section 8.2(b), the Partners acknowledging that any such bifurcation of a Partner’s Partnership Interest is inimical to the best interests of the Partnership and any such attempted transfer shall be null and void.

8.10    Continuance of Restrictions. The restrictions on Transfers and terms, conditions, provisions, rights and remedies contained in this Article VIII and in Article IX, XIII and XIV shall survive the termination of this Agreement, shall continue to be binding upon the parties hereto and their respective successors and assigns, and shall run with the land for so long as said parties and their respective successors and assigns shall continue to hold title to the Partnership’s assets as tenants in common.

8.11    Effect of Transfer of a Partnership Interest. Upon a Permitted Transfer or Transfer pursuant to Section 2.2, 8.2, 8.3, 8.4, 8.6 and/or Article XIII of all or any portion of an interest in the Partnership by any Partner to another Partner or to a new Partner, such Transfer shall operate to transfer to the Transferee a proportionate share of the Capital Account of the Transferor as of the effective date of such Transfer. For convenience, this Capital Account transfer may be reflected in any document of assignment or an amendment of the Partnership Agreement or certificate of limited partnership as the transfer to the Transferee of a proportionate share of the Initial Capital Contribution of the Transferor, rather than requiring the immediate computation of the exact current Capital Account balance of the Transferor.

8.12    Priority of Simultaneously Occurring Transfers of Partnership Interests or the Project. In the event that at any time during the Term of this Agreement a Partner is participating in or pursuing the acquisition of another Partner’s and/or its Affiliated Partner’s interests pursuant to Sections 2.2, 8.2, 8.3, 8.4, 8.6 or Article XIII or a Partner is pursuing a sale of the Project pursuant to Section 8.6, any Partner seeking to initiate the provisions of Section 8.4 and/or 8.6 must refrain from so initiating said provisions until such time as the ongoing transaction has been completed or abandoned.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

9.1    Dissolution and Liquidation. Except as herein otherwise expressly provided, the Partnership shall be dissolved and liquidated upon expiration of the term of the Partnership or earlier, as specified in Section 1.5. Dissolution shall be effective on the day of the event giving rise to the dissolution, but the Partnership shall not terminate until the assets thereof have been distributed in accordance with Article V.

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9.2    Liquidating Trustee. Upon a dissolution giving rise to liquidation of the Partnership, the liquidating trustee (which shall be the General Partners acting collectively, unless one of the General Partners or both are the subject of the event giving rise to dissolution, in which case the liquidating trustee or trustees shall be one or more persons selected by a majority of the Partnership Interests of the Limited Partners) shall proceed diligently to wind up the affairs of the Partnership and distribute its assets in accordance with Article V. During such wind up, the liquidating trustees shall continue to exploit the rights and properties of the Partnership consistent with the liquidation thereof, exercising in connection therewith all of the power and authority of the General Partners as herein set forth.

9.3    Accounting on Liquidation. Upon liquidation of the Partnership, the liquidating trustees shall cause the Partnership’s accountants to make a full and proper accounting of the assets, liabilities and operations of the Partnership, as of and through the completion of such liquidation.

9.4    Liquidation and Termination.

(a)    As expeditiously as possible but in no event later than one (1) year after the occurrence of an event of dissolution, the liquidating trustees shall pay liabilities and establish a reserve and make distributions as provided for in Article V. Except as agreed by all of the Partners, no Limited Partner shall have the right to demand or receive property other than cash upon liquidation, and the liquidating trustees shall, in any event, have power to sell Partnership assets for cash as necessary to provide for payment of liabilities and establishment of a reserve as aforesaid. All saleable assets of the Partnership may be sold in connection with any liquidation at public or private sale, at such price and upon such terms as the liquidating trustees in their sole and absolute discretion may deem advisable. Except as otherwise provided in Section 5.1, distributions of Partnership assets may be made in cash or in kind, in the sole and absolute discretion of the liquidating trustees.

(b)    In connection with the sale by the Partnership and reduction to cash of its assets, although the Partnership has no obligation to offer to sell any property to the Partners, any Partner or any partnership, corporation or other entity in which any Partner is in any way interested may bid on and purchase the assets; and provided, further, that if the General Partners or other duly authorized liquidating trustee shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the liquidating trustee may either defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership (except those necessary to satisfy the Partnership’s current obligations) or distribute assets to the Partners in kind.

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(c)    In connection with the termination of the Partnership, the Partnership shall furnish to each Partner a statement setting forth the assets and liabilities of the Partnership as of the date of complete liquidation. After distribution of all of the assets of the Partnership, the Limited Partners shall cease to be such, and the General Partners shall cause to be executed, acknowledged and filed all documents necessary to cancel the Partnership’s Certificate of Limited Partnership and terminate the Partnership.

(d)    Nothing in this Article IX will affect, alter, or modify the obligations of the General Partners under Article XIII of this Agreement.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1    Representation of CBL-GP and CBL-LP. CBL-GP and CBL-LP hereby represent to Colonial-GP and Colonial-LP and to the Partnership as of the date hereof that:

(a)    (i) Each of CBL-GP and CBL-LP are duly organized and validly existing;

(ii)    CBL-GP is a corporation organized, existing and in good standing under any by virtue of the laws of the State of Alabama;

(iii)    CBL-LP is a limited partnership organized, existing and in good standing under and by virtue of the laws of the State of Delaware;

(iv)    That the persons executing this Agreement on behalf of CBL-GP and CBL-LP are duly elected, qualified and acting as its officers or general partners (as the case may be).

(b)    (i) That all actions and resolutions, whether partnership, corporate or otherwise, necessary to authorize CBL-GP and CBL-LP to enter into this Agreement have been taken and passed;

(ii)    That all consents by third Persons which CBL-GP and/or CBL-LP are by the terms of their agreements, if any, with any such third Persons, required to obtain prior to its execution of this Agreement have been so obtained by CBL-GP and CBL-LP;

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(iii)    That CBL-GP and CBL-LP have, and the Persons executing this Agreement on their behalf have, all requisite power and authority and has (have) been duly authorized to enter into this Agreement;

(iv)    That this Agreement has been duly executed on CBL-GP’s and CBL-LP’s behalf;

(v)    That each of CBL-GP and CBL-LP has full right and lawful authority to enter into and perform its covenants and obligations under this Agreement for the full term hereof, and has full right and lawful authority to make its representations and warranties hereunder; and

(vi)    That upon execution of this Agreement by each party hereto, this Agreement will constitute the legal, valid and binding obligation of CBL-GP and CBL-LP and will be enforceable against them and their successors and assigns in accordance with its terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, moratorium, or other similar laws affecting a creditor’s rights and remedies or the relief of debtors generally at the time in effect, (B) the discretion of the court before which any proceeding involving the same may be brought, and (C) equitable principles at the time in effect limiting the remedy of specific performance.

(c)    Neither the execution, delivery or performance by CBL-GP and/or CBL-LP of this Agreement or the transactions contemplated hereby will conflict with, or will result in a breach of, or will constitute a default under, (i) any agreement or instrument by which CBL-GP and/or CBL-LP may be bound or (ii) any other judgement, statute, rule, law, order, decree, writ or injunction of any court or Governmental Authority applicable to CBL-GP and/or CBL-LP and/or its property and assets for which consent has not been obtained.

10.2    Representations of COLONIAL-GP and COLONIAL-LP. Colonial-GP and Colonial-LP hereby represent to CBL-GP, CBL-LP and to the Partnership as of the date hereof that:

(a)    (i) Colonial-GP and Colonial-LP are duly organized and validly existing;

(ii)    Colonial-GP and Colonial-LP is a limited partnership organized, existing and in good standing under and by virtue of the laws of the State of Delaware and is duly qualified and authorized to do business in the State of Alabama;

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(iii)    That the persons executing this Agreement on Colonial-GP’s and Colonial-LP’s behalf are duly elected, qualified and acting as its officers or general partners (as the case may be);

(b)    (i) That all actions and resolutions, whether partnership, corporate or otherwise, necessary to authorize them to enter into this Agreement have been taken and passed;

(ii)    That all consents by third Persons which they are, by the terms of their agreements, if any, with any such third Persons, required to obtain prior to their execution of this Agreement have been so obtained by them;

(iii)    That they have, and the Persons executing this Agreement on their behalf have, all requisite power and authority and has (have) been duly authorized to enter into this Agreement;

(iv)    That this Agreement has been duly executed on their behalf;

(v)    That they have full right and lawful authority to enter into and perform their covenants and obligations under this Agreement for the full term hereof, and have full right and lawful authority to make their representations and warranties hereunder; and

(vi)    That upon execution of this Agreement by each party hereto, this Agreement will constitute the legal, valid and binding obligation of Colonial-GP and Colonial-LP and will be enforceable against them and their successors and assigns in accordance with its terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, moratorium, or other similar laws affecting a creditor’s rights and remedies or the relief of debtors generally at the time in effect, (B) the discretion of the court before which any proceeding involving the same may be brought, and (C) equitable principles at the time in effect limiting the remedy of specific performance.

(c)    Conflict. Neither the execution, delivery or performance by Colonial-GP and Colonial-LP of this Agreement or the transactions contemplated hereby will conflict with, or will result in a breach of, or will constitute a default under, (i) any agreement or instrument by which Colonial-GP and Colonial-LP or any of their Affiliates may be bound or (ii) any Legal Requirement or any other judgement, statute, rule, law, order, decree, writ or other judgement, statute, rule, law, order, decree, writ or injunction of any court or Governmental Authority applicable to Colonial-GP and Colonial-LP and/or their property and assets for which consent has not been obtained.

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10.3    Representation of Parisian-LP. Parisian-LP hereby represents to Colonial-GP, Colonial-LP, CBL-GP and CBL-LP and to the Partnership as of the date hereof that:

(a)    (i) Parisian-LP is duly organized and validly existing;

(ii)    Parisian-LP is a corporation organized, existing and in good standing under any by virtue of the laws of the State of Alabama;

(iii)    That the persons executing this Agreement on behalf of Parisian-LP are duly elected, qualified and acting as its officers (as the case may be).

(b)    (i) That all actions and resolutions, whether partnership, corporate or otherwise, necessary to authorize Parisian-LP to enter into this Agreement have been taken and passed;

(ii)    That all consents by third Persons which Parisian-LP are by the terms of its agreements, if any, with any such third Persons, required to obtain prior to its execution of this Agreement have been so obtained by Parisian-LP;

(iii)    That Parisian-LP has, and the Persons executing this Agreement on its behalf have, all requisite power and authority and has (have) been duly authorized to enter into this Agreement;

(iv)    That this Agreement has been duly executed on Parisian-LP’s behalf;

(v)    That Parisian-LP has full right and lawful authority to enter into and perform its covenants and obligations under this Agreement for the full term hereof, and has full right and lawful authority to make its representations and warranties hereunder; and

(vi)    That upon execution of this Agreement by each party hereto, this Agreement will constitute the legal, valid and binding obligation of Parisian-LP and will be enforceable against its and its successors and assigns in accordance with its terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, moratorium, or other similar laws affecting a creditor’s rights and remedies or the relief of debtors generally at the time in effect, (B) the discretion of the court before which any proceeding involving the same may be brought, and (C) equitable principles at the time in effect limiting the remedy of specific performance.

(vii)    That Parisian-LP has acquired its interest in the Partnership as an investment therein and not with a view or intent to resell the interest.

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(c)    Neither the execution, delivery or performance by Parisian-LP of this Agreement or the transactions contemplated hereby will conflict with, or will result in a breach of, or will constitute a default under, (i) any agreement or instrument by which Parisian-LP may be bound or (ii) any other judgement, statute, rule, law, order, decree, writ or injunction of any court or Governmental Authority applicable to Parisian-LP and/or its property and assets for which consent has not been obtained.

10.4    Survival of Representations and Warranties. All representations and warranties contained in this Agreement will be effective on the date of this Agreement and shall survive the closing of the creation of the Partnership.

ARTICLE XI

AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT

11.1    Power of Limited Partners. Except as otherwise required by law, this Agreement may be amended in any respect upon the unanimous agreement of the General Partners and Parisian-LP.

11.2    Amendment of Certificate. In the event this Agreement shall be amended pursuant to this Article XI, the COLONIAL-GP shall amend the Certificate of Limited Partnership to reflect such change if it deems such amendment of the Certificate to be necessary.

ARTICLE XII

GENERAL

12.1    Measurement of Partner’s Interests. Where any vote or consent of Partners hereunder is to be decided by the relative interests of Partners or any group of Partners, the measure of such interests shall be the respective rights of Partners to share in Profits and Losses as provided for in Exhibit D Section 4.2. In all places in this Agreement where the General Partners must agree or consent to a matter or action, such consent or agreement must be mutual notwithstanding the relative Percentage Interest of either General Partner; provided, however, if the Percentage Interest of a General Partner has been reduced to zero, said General Partner shall not be deemed as General Partner under this Agreement.

12.2    Notices. Any notice, consent or other communication required or permitted to be given under any provision of this Agreement shall, except as otherwise provided herein, be deemed to have been sufficiently given or served for any purpose only if in writing, delivered personally or sent by registered or certified

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mail, postage and charges prepaid, or by standard prepaid telegram, if to the Partnership or the General Partner at the principal office of the Partnership, and if to any other Partner at such Partner’s address as specified on Exhibit B hereto. Partners may change their addresses for purposes of this Section 12.2 by notice to the Partnership at its principal office in the manner herein provided for. Any such notice, communication or consent shall be deemed to be given upon receipt thereof.

12.3    Further Assurances. Each of the Partners agrees hereafter to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents and to take all such further action as may be required by law or deemed by the General Partner to be necessary or useful in furtherance of the Partnership’s purposes and the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.

12.4    Waiver of Right to Court Decree of Dissolution. The Partners agree that irreparable damage would be done to the goodwill and reputation of the Partnership if any Partner should bring an action in court to dissolve this Partnership. Care has been taken in this Agreement to provide what the Partners believe are fair and just payments to be made to a Partner whose relation with the Partnership is terminated for any reason, along with other terms and provisions which protect and define the rights and obligations of the Partners hereto. Accordingly, each of the parties accepts the provisions under this Agreement as his sole entitlement on termination of his Partnership relation and agrees that the terms of this Agreement shall govern in any dispute among the Partners. Each party hereby waives and renounces his right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Partnership of Partnership assets.

12.5    Waiver of Partition. No Partner shall, either directly or indirectly, take any action to require partition or appraisement of the Partnership or any of its assets or properties or cause the sale of any Partnership property, and notwithstanding any provisions of applicable law to the contrary, each Partner (and his legal representatives, successors or assigns) hereby irrevocably waives any and all right to maintain any action or partition or to compel any sale with respect to his Partnership Interest, nor with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

12.6    Further Development of Green Cove. The Partners hereto acknowledge that Affiliates of CBL-GP have been pursuing the development of a parcel of real estate in the vicinity of the Real Estate (as more particularly described on Exhibit “ ” attached hereto and known as “Green Cove”). For a period of five (5) years from the date of this Agreement, the Partners agree that no Partner or its Affiliates will directly or indirectly develop a retail shopping center on the Green Cove site without first offering to jointly participate in the development on an equal basis

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with the non-Affiliated Partners. Any Partner may enforce the provisions of this Section 12.6 via the use of restraining orders or other such equitable relief, the costs of which, including court costs and attorneys fees, shall be borne by the Partner against whom this Section 12.6 is enforced.

12.7    Miscellaneous.

(a)    The headings in this Agreement are inserted for convenience of reference and shall not be construed to define or limit the scope, extent or intent of this Agreement or any provision hereof.

(b)    All words used herein in the singular shall extend to and include the plural, and all words used herein in the plural shall extend to and include the singular, unless the context requires a different construction. All words used in the masculine, feminine or neuter genders shall extend to and include all genders.

(c)    Every provision of this Agreement is intended to be severable. If any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(d)    This Agreement, and the application and interpretation hereof, shall be governed exclusively by the terms hereof and, in the event of any conflict, by the laws of the State of Alabama.

(e)    This Agreement may be executed in any number of counterparts with the same effect as if the Partners had all signed the same instrument. All counterparts shall be construed together and shall constitute one Agreement.

(f)    Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of each Partner and, to the extent permitted by this Agreement, the respective heirs, successors and assigns of the Partners.

(g)    Any dispute arising under, out of or in relation to this Agreement or its interpretation, the making or validity hereof or any breach hereof shall be determined and settled by arbitration pursuant to the rules then prevailing of the American Arbitration Association. Any award rendered shall be final and conclusive and binding upon the parties, and a judgment thereon may be entered in any court, state or federal, having jurisdiction.

(h)    This instrument incorporates the entire agreement between the parties hereto, regardless of anything to the contrary contained in any Certificate of Limited Partnership or other instrument or notice purporting to summarize the terms hereof, whether or not the same shall be recorded or published.

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(i)     It is acknowledged and agreed by the parties hereto that legal counsel to the Partnership also represents CBL-GP and CBL-LP as general counsel on a continuing basis and has and intends to represent CBL-GP and CBL-LP in matters pertaining to their interests under this Agreement, both as a general partner and/or as a limited partner. It is, therefore, advisable for any other party hereto to seek separate legal counsel with respect to its interests in the Partnership or under this Agreement.

(j)    All partners to this Agreement have contributed materially and substantially to the negotiation and drafting thereof, and all parties agree that because of said unanimous participation, this Agreement shall not be construed more strictly against one party than another party because it may have been physically drafted by one of the parties or its counsel.

ARTICLE XIII

PUT/CALL – PARISIAN-LP PARTNERSHIP INTEREST

13.1    Put/Call as to Parisian-LP Partnership Interest. (a) Notwithstanding any provision to the contrary set forth in this Agreement, CBL-GP and Colonial-GP, acting collectively and in equal shares except as set forth below, shall have the exclusive right and option to purchase the entire Partnership Interest of Parisian-LP for the greater of (i) Three Million and 0/100 Dollars ($3,000,000.00) or (ii) the fair market value of the Partnership Interest of Parisian-LP. Unless the Partners can come to an agreed value for the Partnership Interest of Parisian-LP, the fair market value of the Partnership Interest of Parisian-LP shall be determined by utilizing the procedures for determining Appraised Value as set forth in Article XIV of this Agreement. In the event that one of CBL-GP and Colonial-GP shall not desire to participate in the purchase of the Partnership Interest of Parisian-LP, the other may nonetheless proceed to purchase the Partnership Interest of Parisian-LP. For purposes of determining who may purchase the Parisian-LP interest as between CBL-GP and Colonial-GP under this Section 13.1(a), either may send the other a written notice of intent to invoke the provisions of this Section 13.1(a) and the recipient of such notice shall have ten (10) days from its receipt of such notice to elect to participate in such purchase or decline to participate. In the event the recipient shall not respond within such ten-day period, such shall be deemed an election by such recipient to forego its right to participate in such purchase. The closing of the purchase of the Partnership Interest of Parisian-LP shall take place in accordance with the provisions of Section 13.1(c) below.

(b)    At any time after the earlier to occur of the following: (i) the date that is 5 years (1,825 days) following the date of the Re-Grand Opening of the Project and

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continuing through and including the date that is 10 years (3,650 days) following the date of the Re-Grand Opening of the Project; (ii) the sale of the Project; or (iii) the dissolution of the Partnership in accordance with Section 1.5 above, Parisian-LP may elect to require that the General Partners purchase its Partnership Interest for the greater of (A) Three Million and 0/100 Dollars ($3,000,000.00) or (B) the fair market value of the Partnership Interest of Parisian-LP and, if Parisian-LP so elects, the General Partners shall purchase the Partnership Interest of Parisian-LP in accordance with this Article XIII and, as between the General Partners and Parisian-LP, the obligation of the General Partners to Parisian-LP shall be joint and several. Unless the Partners can come to an agreed value for the Partnership Interest of Parisian-LP, the fair market value of the Partnership Interest of Parisian-LP shall be determined by utilizing the procedures for determining Appraised Value as set forth in Article XIV of this Agreement. The closing of the purchase of the Partnership Interest of Parisian-LP shall take place in accordance with the provisions of Section 13.1(c) below. The right of Parisian-LP to require the General Partners to purchase its Partnership Interest shall, in all events, terminate and be of no further effect at the end of the 10-year period beginning on the date of the Re-Grand Opening of the Project and ending on the date that is 10 years (3,650) days from the date of the Re-Grand Opening of the Project.

(c)    (i) If either or both of the General Partners desire to purchase the Partnership Interest of Parisian-LP pursuant to Section 13.1(a) above or in the event Parisian-LP desires to sell its Partnership Interest to the General Partners pursuant to Section 13.1(b) above (in either case, the party[ies] desiring to invoke the provisions of Section 13.1(a) or (b) being referred to in this Article XIII as the “Initiating Party”), the Initiating Party shall deliver a written notice (the “Offer Notice”) to the other Partners (in the case of either or both of the General Partners as the Initiating Party, the Offer Notice shall be delivered to Parisian-LP and in the case of Parisian-LP as the Initiating Party, the Offer Notice shall be delivered to the General Partners, in either case the recipient of such Offer Notice shall be referred to in this Article XIII individually and collectively as the “Recipient Party”) setting forth the Initiating Party’s desire to invoke the provisions of Section 13.1(a) or (b) above. Such Offer Notice shall include the price that the Initiating Party has determined that should be paid for the Parisian-LP Partnership Interest. Within thirty (30) days of its receipt of the Offer Notice, the Recipient Party shall elect, in writing and delivered to the Initiating Party within the thirty-day period referred to just above, one of the following:

(A)     To purchase or sell the Parisian-LP Partnership Interest for the price set forth in the Offer Notice, as the case may be depending on the identity of the Initiating Party (i.e., in the case of Parisian-LP as the Initiating Party – the General Partners may elect to purchase at the offered price or in the case of one or both of the General Partners as the Initiating Party – Parisian-LP may elect to sell at the offered price); or

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(B)     To dispute the price offered in the Offer Notice and invoke the Appraisal Procedure set forth in Article XIV, the determination of which shall conclusively be deemed to determine the purchase/selling price of the Parisian-LP Partnership Interest pursuant to this Article XIII.

In the case of Parisian-LP as the Initiating Party, both General Partners shall be required to fund any purchase of the Parisian-LP Partnership Interest unless they mutually agree to a different arrangement.

(ii)     Location and Time Periods. The closing of any sale of the Parisian-LP Partnership Interest pursuant to this Article XIII shall be held at the principal offices of the Partnership, unless otherwise mutually agreed, on a mutually acceptable date not more that fifteen (15) days after (A) the receipt by the Initiating Party of the written notice of election by the Recipient Party, or (B) after the expiration of the time within which the Recipient Party must so elect, as provided in Subsection 13.1(c)(i), or (C) after the determination of the Appraised Value of the Parisian-LP Partnership Interest as determined under Article XIV.

(iii)    Closing Adjustments. At the closing, any closing adjustments which are then usual and customary in Madison County, Alabama shall be made between the purchasing party and the selling party as of the date of closing. The price to be paid for the Parisian-LP Partnership Interest also shall be decreased by the aggregate amount of all distributions, whether of capital or otherwise, made to Parisian-LP during the period from the date of the Offer Notice to the closing. Parisian-LP shall transfer its Partnership Interest free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to fully transfer such interest to the acquiring Partner[s] including, but not limited to, any documents necessary to evidence such transfer, and all documents required to release the interest of any other party who may claim an interest in the Parisian-LP Partnership Interest. Any monetary default or obligation of Parisian-LP must be cured out of the proceeds from such sale at the closing and any interest and principal owing on any outstanding Default Loans made to Parisian-LP must be paid in full. Following the date of closing, Parisian-LP shall have no further rights to any distributions of Net Cash Flow or other distributions attributable to any period or event following the date of closing and all such rights shall vest in the transferee of the Parisian-LP Partnership Interest.

(iv)    Upon the acquisition of the Parisian-LP Partnership Interest by either or both of the General Partners or their Affiliates, the specific provisions unique to the Parisian-LP Partnership Interest as set forth in this Second Amended and Restated Agreement shall no longer be applicable to such Partnership Interest.

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ARTICLE XIV

APPRAISAL

14.1 Procedure for Appraisals. For purposes of determining the appraised value of any Partnership Interest or other assets pursuant to this Agreement, the following procedure (the “Appraisal Procedure”) shall be followed:

(a)     The Partner initiating this Appraisal Procedure shall, in a written notice to the General Partners or to the other General Partner if it is a General Partner that is initiating this Appraisal Procedure, set forth the name, business address and phone number of an appraiser having the qualifications set forth in Section 14.1(b) who has accepted said Partner’s appointment and agreed to act as said Partner’s appraiser hereunder in accordance with this Appraisal Procedure. The General Partners or the other General Partner or the Partner who are responsible for appointment of the second appraiser, shall, in a written notice to the initiating Partner given not less than fifteen (15) days after receipt of the said Notice from the initiating Partner, set forth the name, business address and telephone number of an appraiser having the qualifications set forth in Section 14.1(b) who has accepted said General Partners’[‘s] or Partner’s appointment and agreed to act as the second appraiser hereunder in accordance with this Appraisal Procedure. The two appraisers so appointed shall appoint, and give each of the Partners written notice of the name, business address and telephone number of, a third appraiser having the qualifications set forth in Section 14.1(b).

(b)     Each appraiser shall, in all events, be independent and disinterested. All appraisers shall be members in good standing of the American Institute of Real Estate Appraisers (“AIREA”) and shall have at least five years experience in appraising first class shopping centers with enclosed, climate-controlled pedestrian malls that are similar to the Project and expertise in appraising partnership interests involving such assets if it is a partnership interest that is being appraised under this Article XIV. In appraising a Partnership Interest, each appraiser shall determine the value of such interest after reduction for any existing debt encumbering the Real Estate, the assets of the Partnership and/or the Partnership Interests.

(c)     (i) The General Partners and the Accountants shall, promptly upon request of any appraiser appointed pursuant to the provisions of this Article XIV, furnish all such appraisers with any financial or other information in their possession relative to the Partnership and its business and affairs that is reasonably requested by such appraiser.

(ii)     Each of the three appraisers, acting independently of each other, shall, within fifteen (15) days after appointment of the last required appraiser, submit to

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the Partners a written appraisal report that has been prepared in accordance with the provisions hereof stating his or her opinion as to the fair market value as of the relevant date of either a Partnership Interest or the Project depending on what the appraisers are being appointed to appraise, but with the proviso stated above that if it is a Partnership Interest that is being appraised, the appraisal shall determine the fair market value of the Partnership Interest but after reduction for any existing debt encumbering the Real Estate, the assets of the Partnership and/or the Partnership Interests. After all three appraisers have submitted written appraisal reports as aforesaid, they shall meet and reevaluate their appraisals and, if they agree on a single appraised fair market value within ten (10) days after all appraisals have been submitted, such single appraised fair market value shall be the appraised fair market value and is hereinafter referred to as the “Appraised Value.” If the appraisers are unable to agree on a single appraised fair market value within such ten (10) day period, then the “Appraised Value” shall be deemed to be the arithmetic average of the three appraised fair market values originally submitted, provided, however, that if any of the appraised fair market values are more than 5% greater or less than the median value of the three appraised fair market values, such appraised fair market values shall be disregarded, and if two of the three appraised fair market values are 5% greater or less than the median value of the three appraised fair market values, both shall be disregarded and the appraised fair market value that is not so disregarded shall be taken as the Appraised Value.

(iii)     Any determination of appraised fair market value and Appraised Value pursuant to this Article XIV shall, in the absence of fraud, bad faith, or collusion, be binding and conclusive upon all Partners.

(d)     All reasonable costs, expenses and fees relative to the appraisers shall be borne by the Partner[s] appointing same and the expenses and fees relative to the third appraiser shall be borne by the Partnership.

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IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Agreement of Limited Partnership this the      day of             , 2000.

GENERAL PARTNERS:		LIMITED PARTNERS:

COLONIAL REALTY LIMITED		COLONIAL REALTY LIMITED
PARTNERSHIP		PARTNERSHIP
By Colonial Properties Trust,		By Colonial Properties Trust,
its general partner		its general partner

By:		By:
Title:	CFO	Title:	CFO

PARKWAY PLACE, INC.		CBL & ASSOCIATES LIMITED
PARTNERSHIP
By:	/s/ Ronald S. Gimple	By CBL Holdings I, Inc.
Title:	Sr. Vice President	its general partner

		By:	/s/ Ronald S. Gimple
		Title:	Sr. Vice President

PARISIAN, INC.

		By:	/s/ Eric Steven Faires
		Title:	Eric Steven Faires
Senior Vice President

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EXHIBIT A

TO THE SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF

PARKWAY PLACE LIMITED PARTNERSHIP

[Description of Real Estate]

see attached

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EXHIBIT B

TO THE SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF

PARKWAY PLACE LIMITED PARTNERSHIP

INITIAL CAPITAL CONTRIBUTIONS AND PERCENTAGE OF PROFITS

	INITIAL CAPITAL CONTRIBUTIONS	PERCENTAGE INTERESTS
GENERAL PARTNER:
Name and Address

Colonial Realty Limited Partnership	$10.00	1%
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35203

Parkway Place, Inc.	$10.00	1%
One Park Place 6148 Lee Highway
Chattanooga, TN 37421

LIMITED PARTNERS:
Name and Address

Colonial Realty Limited Partnership	$440.00	44%
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35203

CBL & Associates Limited Partnership
One Park Place	$440.00	44%
6148 Lee Highway
Chattanooga, TN 37421

Parisian, Inc.	The Montgomery Ward	10%
750 Lakeshore Parkway	Lease, the Parisian Prior
Birmingham, Alabama 35223	Lease and the McRae’s
Attn: General Counsel	Lease

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EXHIBIT C

TO THE SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF

PARKWAY PLACE LIMITED PARTNERSHIP

[Not used in this Agreement]

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

EXHIBIT D

TO THE SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF

PARKWAY PLACE LIMITED PARTNERSHIP

[CAPITAL ACCOUNTS, DISTRIBUTIONS AND TAX ALLOCATIONS]

ARTICLE IV

4.1    Capital Accounts. (a) An individual Capital Account shall be maintained for each Partner. The Capital Account of each Partner shall consist of cash and the agreed fair market value of property (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) contributed to the Partnership by each Partner which makes up each Partner’s original capital contribution, increased by:

(i)     any cash and the agreed fair market value of any property (net of liabilities to which such contributed property is subject) contributed as additional contributions to the capital of the Partnership by each Partner; and

(ii)    each Partner’s distributive share of Partnership income (including any income exempt from tax), gains and profits (or items thereof);

and decreased by:

(i)     any cash and the agreed fair market value of any property (net of liabilities to which such distributed property is subject) distributed by the Partnership to each Partner;

(ii)     each Partner’s distributive share of Partnership losses and deductions (or items thereof); and

(iii)     each Partner’s distributive share of any Partnership expenditures that are neither deductible as an expense for federal income tax purposes nor properly treated as a capital expenditure.

(b)    The foregoing provisions and any other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the General Partners shall determine that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, any debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or the Partners) are computed in order to comply with such Regulations, the General Partners may make such modification, provided, that it is not likely to have a material effect on the amount distributable to any Partner pursuant to Article V hereof upon the dissolution and liquidation of the Partnership. The General Partners also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

4.2    General Tax Allocations.

After giving effect to the allocations set forth on Section 4.3 below, Net Income or Net Loss, as the case may be, for any Fiscal Year or other applicable period shall be allocated between the Partners in accordance with their respective Percentage Interests.

4.3    Special Tax Allocations. (a) Allocation of Net Income (Net Losses) from Operations.

(i)    Net Income (Losses) from Operations of the Partnership for each fiscal year shall be determined in accordance with the method of accounting as designated from time to time, by the General Partners. “Net Income (Losses) from Operations” means all profits (losses) from the Partnership from any source, exclusive of gains and losses resulting from a Sale of Assets. Except as may be allocated pursuant to Sections (e) and/or (f) below, and/or Section (a)(ii) below, such Net Income and Losses, other than those arising from a Sale of Assets, shall be allocated as follows:

(A) Profits:

CBL-GP	1%
COLONIAL-GP	1%
CBL-LP	44%
COLONIAL-LP	44%
PARISIAN-LP	10%

(B) Losses:

CBL-GP	1%
COLONIAL-GP	1%
CBL-LP	44%
COLONIAL-LP	44%
PARISIAN-LP	10%

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

(ii)    Any and all costs, including but not limited to interest expense, paid or incurred by the Partnership pursuant to any loan made by a Partner to the Partnership shall be allocated to the lending Partner.

(b)    Allocation of Gain from Sale of Assets. Gain arising from a Sale of Assets shall be determined in accordance with the Partnership’s method of accounting. “Sale of Assets” shall mean (1) the sale or other disposition of all or substantially all of the assets of the Partnership; (2) the taking of all or substantially all of the Partnership’s assets by eminent domain or otherwise; and (3) the damage or destruction of all or substantially all of the assets of the Partnership whereby such assets are not restored or replaced or will not be restored or replaced. Except as may be allocated pursuant to Sections (d), (e) and/or (f) below, such Gain from a Sale of Assets shall be allocated as follows, in the following order of priority:

(i)    100% to the Partners having Negative Capital Accounts, until the balance in such Partners’ Capital Accounts equals zero;

(ii)    To the Partners, until the balances in their respective Capital Accounts equal their respective Capital Contributions, pro rata;

(iii)    In excess of the amounts allocated under (i)-(ii) above, as follows:

(A) Profits:

CBL-GP	1%
COLONIAL-GP	1%
CBL-LP	44%
COLONIAL-LP	44%
PARISIAN-LP	10%

(B) Losses:

CBL-GP	1%
COLONIAL-GP	1%
CBL-LP	44%
COLONIAL-LP	44%
PARISIAN-LP	10%

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

For purposes of this Agreement, “Negative Capital Account” shall be the amount by which each Partner’s distributive share of the Partnership’s Net Losses less each Partner’s distributive share of Partnership Net Income, exceeds the sum of each Partner’s Capital Contribution less the sum of previous distributions of cash and/or property to each Partner.

(c)    Allocation of Losses from Sale of Assets. Loss arising from a Sale of Assets shall be determined in accordance with the Partnership’s method of accounting. Such loss from a Sale of Assets shall be allocated as follows, and in the following order of priority:

(i)    First, to each Partner, an amount equal to each Partner’s Positive Capital Account. In the event that the amount of the Partnership’s net loss from a Sale of Assets allocable under this subparagraph is insufficient to eliminate each Partner’s Positive Capital Account, then the Partnership’s loss from the Sale of Assets shall be allocated proportionately among such Partners with Positive Capital Accounts in the same ratio that each Partner’s Positive Capital Account bears to the sum of all of the Partners’ Positive Capital Accounts.

(ii)    Second, to each Partner, an amount necessary to make the ratio between each Partner’s Capital Account and the sum of all Partners’ Capital Accounts equal to such Partner’s percentage partnership interest in all items of Partnership Profits (and Losses) from Operations other than gain or loss recognized from the Sale of Assets. If the amount of the Partnership loss from Sale of Assets is insufficient to balance the Partner’s Capital Account as described in this subparagraph, then the Partnership’s loss from Sale of Assets shall be allocated pro rata to each Partner whose Capital Account expressed as a ratio over the sum of all of the Partners’ Capital Accounts is greater than the Partner’s percentage Partnership interest in all items of Partnership Profits (Losses) from Operations other than gain or loss from the Sale of Assets.

(iii)    Third, after allocating the loss from the Sale of Assets to the extent provided in the preceding subparagraphs (i) and (ii), the remaining unallocated loss from the Sale of Assets, if any, shall be allocated as follows:

(A) Profits:

CBL-GP	1%
COLONIAL-GP	1%
CBL-LP	44%
COLONIAL-LP	44%
PARISIAN-LP	10%

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

(B) Losses:

CBL-GP	1%
COLONIAL-GP	1%
CBL-LP	44%
COLONIAL-LP	44%
PARISIAN-LP	10%

For purposes of this Agreement, “Positive Capital Account” shall be the amount by which each Partner’s distributive share of the Partnership’s Net Profits less each Partner’s distributive share of the Partnership’s Net Losses, exceeds the sum of each Partner’s Capital Contributions less the sum of cash and the Total Asset Value of property previously distributed to such Partner other than distributions of cash flow.

(d)    Allocations and Distributions to Partners; Tax Allocations under Internal Revenue Code Section 704(c).

(i)    Unless otherwise specified in this Article IV, allocations and distributions to be made to the Limited Partners and General Partners “as a class” pursuant to this Article IV shall be allocated or distributed to them in proportion to each Limited Partner’s and each General Partner’s proportionate share of profits as set forth on Exhibit B hereto.

(ii)    In accordance with Internal Revenue Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial fair market value.

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

(iii)    In the event the fair market value of any Partnership asset is adjusted pursuant to Article IV hereof or pursuant to any requirement of the Internal Revenue Code and the Regulations thereunder, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value in the same manner as under Internal Revenue Code Section 704(c) and the Regulations thereunder.

(iv)    Any elections or other decisions relating to such allocations shall be made by the General Partners in any manner that reasonably reflects the purpose and intention of this Agreement.

(v)    Notwithstanding any allocations of Net Profit to the contrary as stated above, gain from a Sale of Assets or other taxable disposition of Partnership property shall, to the extent possible, be characterized as recapture income in the same proportion and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income.

(e)    Income Offset. In the event that at the end of any Partnership taxable year, any Partner’s capital account is adjusted with respect to the following items, or such Partner is allocated, or there is distributed to such Partner any of the following items:

(i)    Adjustments for Depletion with respect to oil and gas properties;

(ii)    Allocations of loss and deduction pursuant to the family partnership rules under Internal Revenue Code Section 704 (e) (2), allocations of loss and deduction pursuant to Internal Revenue Code Section 706(d) when a Partner’s interest changes, or allocations of loss and deduction pursuant to Treasury Regulations Section 1.751-(b) (2) (ii); or

(iii)    Distributions that are in excess of the increases in the capital accounts other than increases pursuant to Section (f) below;

in an amount not reasonably expected at the end of such taxable year, and such treatment creates a negative balance in such Partner’s capital account, then without regard to any other provision to this Agreement, such Partner shall be allocated all items of income and gain of the Partnership for such year and for all subsequent taxable years of the Partnership until such negative balance has been eliminated. In the event that any such unexpected adjustments, allocations, or distributions create a negative balance in the capital accounts of more than one Partner in any Partnership taxable year, all items of income and gain of the Partnership of such taxable year, and all subsequent taxable years shall be allocated among all such Partners in proportion to their respective negative balances until such negative balances have been eliminated.

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

(f)    Minimum Gain Chargeback.

(i)    Notwithstanding any other provision of this Article IV or in this Agreement, if there is a net decrease in Partnership Minimum Gain, as that term is defined directly below, during any Partnership fiscal year, each Partner who would otherwise have a deficit balance in his Capital Account at the end of such year shall be specially allocated items of Partnership income and gain for such year, before any allocation of such items of income or gain pursuant to any provision of this Article IV, in an amount and manner to eliminate said Partner’s deficit Capital Account balance as quickly as possible. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(4)(iv)(e). This Section 4.3(i) is intended to comply with the minimum gain chargeback requirement in such section of such Regulations and shall be interpreted consistently therewith.

(ii)    “Partnership Minimum Gain” is defined as set forth in Treasury Regulations Section 1.704-1(b)(4)(iv)(c).

4.4    Net Cash Flow; Distributions of Net Cash Flow. (a) Net Cash Flow shall be determined for each Fiscal Year. “Net Cash Flow” means the cash receipts generated from the ordinary day-to-day operations of the business of the Partnership from all sources available to the Partnership, including sales of assets not constituting a “Sale of Assets” as set forth in Section 4.6 below, but without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for:

(i)    the payment or the accrual for payment, of all operating expenses which shall include fees paid or accrued to the General Partners or their Affiliates and capital costs relating to the business of the Partnership and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Partnership indebtedness, the cost of preparing the Partnership’s tax returns, including individual form K-l’s for each Partner, tax shelter registration and reporting costs, if any, the cost of filing Certificates of Limited Partnership and any fees, taxes or costs required to be paid by the Partnership to maintain its existence as a valid business enterprise in good standing in the state of Alabama;

(ii)    provisions for the reasonable current and future working capital requirements of the Partnership or for the preservation of Partnership assets, as determined by the General Partners in accordance with the Pro Forma and/or Annual Operating Budget; and

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

(iii)    other reserves which, in the discretion of the General Partners, are necessary for the operation of the Partnership business in accordance with the Pro Forma and/or Annual Operating Budget.

Net Cash Flow shall not include proceeds from a Sale of Assets or Refinancing, any loans made to the Partnership, Capital Contributions, eminent domain taking, tenant security deposits or insurance proceeds except that Net Cash Flow shall include any proceeds from rent insurance. Net Cash Flow shall not include any cash receipts or cash expenditures taken into account in determining Net Cash Proceeds from Refinancing under Section 4.5 or Net Cash Proceeds from a Sale of Assets under Section 4.7. To the extent any loans made to the Partnership or Capital Contributions are taken into account in determining Net Cash Flow, the corresponding costs and expenses associated with such loans or Capital Contributions shall likewise be taken into account in determining Net Cash Flow. Net Cash Flow shall be determined separately for each Fiscal Year and shall not be cumulative. An addition to a reserve account established pursuant to Section 4.4(a)(ii) or (iii) shall be considered a cash expenditure and a reduction in said reserves shall be considered a cash receipt.

(b)    Net Cash Flow shall be determined for each Fiscal Year and shall be allocated and distributed to the extent (x) not previously distributed during the Fiscal Year, and (y) permitted by this Agreement, on a monthly basis, to the Partners as set forth below and in the following order of priority:

(i)    First, to the repayment of any loans or advances, if any, made by the Partners or their Affiliates to the Partnership for any purpose pro rata according to amount;

(ii)    Then, to the Partners, to the extent of their Capital Contributions, pro rata according to amount;

(iii)    The balance as follows:

CBL-GP	1%
COLONIAL-GP	1%
CBL-LP	44%
COLONIAL-LP	44%
PARISIAN-LP	10%

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

4.5    Distribution of Net Cash Proceeds from Refinancing.

(a)    Subject to the terms of Section 2.4 above, all Net Cash Proceeds from Refinancing shall be distributed in the same order of priority as set forth in Section 4.4(b) above.

(b)    For purposes of this Agreement, “Net Cash Proceeds from Refinancing” means the cash proceeds received by the Partnership as a result of a refinancing of Partnership indebtedness (“Refinancing”), less (i) all debts and liabilities of the Partnership required to be paid as a result of such Refinancing; (ii) the costs of closing said Refinancing and reimbursement of all closing costs and expenses advanced or incurred by the General Partners; and (iii) (x) reserves for any loans or other obligations (including convenience leases or department store leases assumed) of the Partnership for which any Partner or any Affiliate of a Partner may be personally liable due to the recourse nature of the obligation, (y) any reserves established in the reasonable discretion of the General Partners to secure or provide for the payment of the loan or loans incurred by the Partnership pursuant to said Refinancing, and/or (z) any other reserves established for any other Partnership purpose deemed appropriate by the General Partners.

4.6    Decisions as to Allocations and Distributions. Any elections or other decisions relating to allocations of income, gain, deduction and/or loss shall be made by the General Partners in any manner that reasonably reflects the purpose and intention of this Agreement and applicable law.

4.7    Distributions from Sale of Assets. If a Sale of Assets occurs, distributions arising from such Sale of Assets after deductions for closing costs and reimbursement of all closing costs and expenses advanced or incurred by the General Partners (herein referred to as “Net Proceeds from a Sale of Assets”), shall be made in accordance with Article V hereof.

4.8    Amounts Withheld. All amounts withheld pursuant to the Code, or any provision of any state or local tax law with respect to any payment or distribution to the Partnership or the Partners shall be treated as amounts distributed to Partners pursuant to this Article IV for all purposes under this Agreement. The General Partners may allocate any such amount among the Partners in any manner that is in accordance with applicable law.

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PARKWAY PLACE LIMITED PARTNERSHIP

an Alabama limited partnership

by and between

Colonial Realty Limited Partnership, as General Partner

Parkway Place, Inc., as General Partner

Colonial Realty Limited Partnership, as Limited Partner

CBL & Associates Limited Partnership, as Limited Partner

and

Parisian, Inc., as Limited Partner

Dated

            , 2000

PARKWAY PLACE (Formerly - PARKWAY CITY MALL)

HUNTSVILLE, ALABAMA

Second Amended and Restated Agreement

Of Limited Partnership of Parkway Place

Limited Partnership, Document # 58681 version 4

Final Execution Copy

TABLE OF CONTENTS

Page
DEFINITIONS	2

ARTICLE I
ORGANIZATION OF PARTNERSHIP	9

ARTICLE II
CAPITAL CONTRIBUTIONS; LOANS; PLEDGE OF PARTNERSHIP ASSETS	11

ARTICLE III
ACQUISITION AND DEVELOPMENT OF THE REAL ESTATE AND IMPROVEMENTS; TERMINATION OF CERTAIN LEASES BY PARISIAN-LP AND/OR ITS AFFILIATES	22

ARTICLE IV
CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS	24

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS UPON DISSOLUTION, LIQUIDATION AND TERMINATION	24

ARTICLE VI
GENERAL PARTNERS	26

ARTICLE VII
RECORDS, REPORTS AND TAXES	32

ARTICLE VIII
WITHDRAWAL, SUBSTITUTION AND ADMISSION OF PARTNERS; ADDITIONAL PARTNERS	34

ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION	52

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF THE PARTNERS	55

ARTICLE XI
AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT	58

ARTICLE XII
GENERAL	58

ARTICLE XIII
PUT/CALL – PARISIAN-LP PARTNERSHIP INTEREST	61

ARTICLE XIV
APPRAISAL	64